   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1997

                                                      REGISTRATION NO. 333-32897
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           CASCO INTERNATIONAL, INC.
                          (formerly CA Short Company)
       (Exact name of small business issuer as specified in its charter)
                             ---------------------

             DELAWARE                          8742-0202                          56-0526145
 (State or other jurisdiction of      (Primary standard industrial             (I.R.S. Employer
  incorporation or organization)      classification code number)            Identification No.)

                           4205 EAST DIXON BOULEVARD
                                SHELBY, NC 28150
                                 (704) 482-9591
(Address and telephone number of principal executive offices and principal place of business)
                          CHARLES R. DAVIS, PRESIDENT
                           4205 EAST DIXON BOULEVARD
                                SHELBY, NC 28150
                                 (704) 482-9591
           (Name, address and telephone number of agent for service)
                                   Copies to:

               STEVEN F. WASSERMAN                              PHILIP M. SHASTEEN, ESQUIRE
              BERNSTEIN & WASSERMAN                   JOHNSON, BLAKELY, POPE, BOKOR, RUPPEL & BURNS,
          950 THIRD AVENUE, 10TH FLOOR                                     P.A.
               NEW YORK, NY 10022                           100 NORTH TAMPA STREET, SUITE 1800
                 (212) 826-0730                                        P.O. BOX 1100
                                                                   TAMPA, FL 33601-1100
                                                                      (813) 225-2500

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 1997

PROSPECTUS

                                 750,000 UNITS

                           CASCO INTERNATIONAL, INC.
               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                      AND TWO REDEEMABLE CLASS A WARRANTS
                             ---------------------

     This Prospectus relates to the offering (the "Offering") of 750,000 units (the "Units") by CASCO INTERNATIONAL, INC., a Delaware corporation (the "Company"), each Unit consisting of one share (each a "Share" and collectively, the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), and two Redeemable Class A Warrants (each a "Warrant" and, collectively, the "Warrants"). The Units, the Shares and the Warrants are sometimes hereinafter collectively referred to as the "Securities." The Shares and the Warrants included in the Units are detachable and will trade separately twelve months after issuance, subject to earlier separability in the discretion of the Underwriter. Each Warrant entitles the registered holder thereof (a "Warrantholder") to purchase one share of Common Stock at an initial exercise price equal to $5.50 at any time during the period commencing one (1) year after the effective date of this Prospectus and terminating four (4) years thereafter (the "Warrant Exercise Period"). The Warrant exercise price is subject to adjustment under certain circumstances. All, but not less than all, of the Warrants are subject to redemption by the Company, at $0.05 per Warrant, at any time during the Warrant Exercise Period on thirty (30) days prior written notice to the Warrantholders if the per share closing bid price of the Common Stock as reported by NASDAQ equals or exceeds $8.75 for any twenty (20) consecutive trading days ending within five (5) days of the notice of redemption.

     The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol CASC. The Company has applied for inclusion of the Units and the Warrants on the Nasdaq SmallCap Market under the symbols CASCU and CASCW, respectively. There can be no assurance that a public market for the Units or the Warrants will develop after completion of the offering or, if developed, that it will be sustained. Additionally, if the Units and the Warrants are accepted for quotation and active trading of the Units and Warrants develops, continued quotation will be conditioned upon the Company maintaining certain minimum criteria established by Nasdaq and there can be no assurance that the Company will be able to continue to fulfill such criteria. See "Risk Factors."

 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE SHARES AND SHOULD BE
 CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                  SEE "RISK FACTORS," WHICH BEGINS ON PAGE 6.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

========================================================================================================================
                                    PRICE TO                      UNDERWRITING                     PROCEEDS TO
                                     PUBLIC                        DISCOUNT(1)                     COMPANY(2)
------------------------------------------------------------------------------------------------------------------------
Per Unit................              $5.00                           $.50                            $4.50
------------------------------------------------------------------------------------------------------------------------
Total(3)................           $3,750,000                       $375,000                       $3,375,000
========================================================================================================================

(1) Does not include additional compensation payable to Biltmore Securities, Inc. (the "Underwriter") in the form of (i) a non-accountable expense allowance of $112,500 (or $129,375 if the Underwriter's Overallotment Option (as defined below) is fully exercised and (ii) an option (exercisable for a period of four years commencing one year after the Effective Date) entitling the Underwriter to purchase 75,000 Units at $6.00 per Unit ("Underwriter's Purchase Option"). See "Underwriting" for information concerning indemnification and contribution arrangements with, and compensation payable to, the Underwriter.
(2) Before deducting estimated expenses of approximately $397,500 payable by the Company, including the non-accountable expense allowance payable to the Underwriter.
(3) The Company has granted to the Underwriter an option (the "Over-Allotment Option"), exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 112,500 additional Units upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $4,312,500, $431,250 and $3,881,250, respectively. See "Underwriting."

     The Units are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to approval of certain legal matters by its counsel and subject to certain other conditions, including the right of the Underwriter to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Units offered hereby will be made against payment at the offices of Biltmore Securities, Inc., Ft. Lauderdale,
Florida, on or about             , 1997.
                           BILTMORE SECURITIES, INC.
               THE DATE OF THIS PROSPECTUS IS             , 1997

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     ALTHOUGH OTHER BROKER-DEALERS HAVE EXPRESSED AN INTENTION TO PARTICIPATE IN THE OFFERING, ALL OR A SIGNIFICANT NUMBER OF THE SECURITIES TO BE SOLD IN THIS OFFERING MAY BE SOLD, IN THE ORDINARY COURSE OF BUSINESS, TO CUSTOMERS OF THE UNDERWRITER WHICH MAY AFFECT THE MARKET FOR AND LIQUIDITY OF THE COMPANY'S SECURITIES IN THE EVENT THAT ADDITIONAL BROKER-DEALERS DO NOT MAKE A MARKET IN THE COMPANY'S SECURITIES. ALTHOUGH OTHER BROKER-DEALERS HAVE EXPRESSED AN INTENTION TO MAKE A MARKET IN THE COMPANY'S SECURITIES FOLLOWING THE OFFERING, THERE CAN BE NO ASSURANCE THAT ANY OF SUCH BROKER-DEALERS WILL ACTUALLY COMMENCE SUCH MARKET-MAKING ACTIVITIES OR, IF COMMENCED, THAT SUCH ACTIVITIES WILL BE MAINTAINED. BASED UPON THE UNDERWRITER'S EXPERIENCE IN PAST OFFERINGS, IT IS EXPECTED THAT SUCH CUSTOMERS SUBSEQUENTLY MAY ENGAGE IN TRANSACTIONS FOR THE SALE OR PURCHASE OF THE SECURITIES COVERED THEREBY THROUGH AND/OR WITH THE UNDERWRITER. NO AGREEMENTS OR UNDERSTANDINGS, WRITTEN OR ORAL, EXIST WITH RESPECT TO THE PURCHASE OR RESALE OF THE SECURITIES TO BE SOLD IN THIS OFFERING THROUGH OR WITH THE UNDERWRITER AND/OR ITS AFFILIATES.

     ALTHOUGH IT HAS NO OBLIGATION TO DO SO, THE UNDERWRITER MAY FROM TIME TO TIME ACT AS A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S SECURITIES. THE UNDERWRITER, IF IT PARTICIPATES IN THE MARKET, MAY BECOME A DOMINATING INFLUENCE IN THE MARKET FOR THE SHARES AND CLASS A WARRANTS. HOWEVER, THERE IS NO ASSURANCE THAT THE UNDERWRITER WILL OR WILL CONTINUE TO BE A DOMINATING INFLUENCE. THE PRICES AND LIQUIDITY OF THE SECURITIES OFFERED HEREUNDER MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE OF THE UNDERWRITER'S PARTICIPATION IN SUCH MARKET. THE UNDERWRITER MAY DISCONTINUE SUCH ACTIVITIES AT ANY TIME OR FROM TIME TO TIME. SEE "RISK FACTORS -- LACK OF PRIOR MARKET FOR SECURITIES OF THE COMPANY" AND "UNDERWRITER'S INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus assumes no exercise of any Warrants or options to purchase shares of Common Stock described herein. Investors should carefully consider the information set forth under "Risk Factors" prior to making an investment in the Securities.

                                  THE COMPANY

     The Company creates, markets, and administers recognition programs which address specific needs in employee recognition. Programs offered by the Company include safety, years of service recognition, and a host of other programs using merchandise and jewelry as the principal means for the reinforcement of employee behavior. The common objective of all the Company's programs is to increase employee productivity through recognition, to create a critical link between performance and the clients' overall business objectives.

     The Company was organized under the laws of the State of North Carolina in 1950. In November, 1996, the Company reincorporated in the State of Delaware. The Company was a wholly-owned subsidiary of Pages, Inc., a Delaware corporation ("Pages") until the close of business on December 31, 1996, when Pages distributed all of the shares of Company Common Stock to the Pages shareholders. Until July 28, 1997, the Company's name was CA Short Company. The Company's executive offices are located at 4205 East Dixon Boulevard, Shelby, North Carolina 28150. Its telephone number is (800) 535-5690.

                                  THE OFFERING

Securities offered
hereby.....................  750,000 Units, each Unit consisting of one Share and two Warrants, at an initial public offering price of $5.00 per Unit. The Shares and the Warrants included in the Units are detachable and will trade separately twelve months after issuance subject to earlier separability in the discretion of the Underwriter. Each Warrant entitles the registered holder thereof to purchase at any time during the Warrant exercise Period one share of Common Stock at an exercise price of $5.50 per share. The Warrants are subject to redemption by the Company for $0.05 per Warrant at any time during the Warrant Exercise Period, on 30 days written notice, provided that the closing bid price of the Common Stock equals or exceeds $8.75 per share for any 20 consecutive trading days ending within five
                               (5) days of the notice of redemption to the Warrantholders.

Outstanding Securities before the Offering:

     Units.................  None

     Common Stock(1).......  1,003,431 Shares

Outstanding Securities after the Offering:(2)

     Units.................  750,000 Units

     Common Stock(1).......  1,753,431 Shares

     Warrants..............  1,500,000 Warrants

Symbol:

     Common Stock..........  CASC

Proposed Symbols:

     Units.................  CASCU

     Warrants..............  CASCW

Use of Proceeds............  The net proceeds (after payment of underwriting discounts and a non-accountable expense allowance to the Underwriter and other expenses of the Offering) to the Company from the sale of the Units offered hereby at a public offering price of $5.00 per Unit are expected to be approximately $2,977,500. Such net proceeds will be used principally for hiring additional sales representatives, the purchase of computer hardware and software, the development of the Company's internet presence, warehouse automation, the reduction of the Company's revolving credit facility, general corporate purposes and for working capital. See "Use of Proceeds."

Risk Factors...............  An investment in the Securities offered hereby involves risk. This Prospectus contains
                               forward-looking information which involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of various factors, including those discussed under "Risk Factors" in this Prospectus. See "Risk Factors."
---------------

(1) Does not include shares of Common Stock issuable upon the exercise of (i) the Warrants; (ii) the Over-Allotment Option; (iii) options granted to the Underwriter to purchase up to 75,000 Units (the "Underwriter's Option");
    (iv) options to purchase 85,000 shares of Common Stock reserved for issuance under the Company's 1996 Incentive Stock Option Plan (the "Incentive Option Plan"); and (v) options to purchase 40,000 shares of Common Stock reserved for issuance under the Company's Non-Employee Director Stock Option Plan (the "Director Option Plan").
(2) Common Stock and Warrants outstanding after the Offering includes the Shares and Warrants which are part of the Units. The Shares and the Warrants included in the Units will be detachable and will trade separately twelve months after issuance, subject to earlier separability in the discretion of the Underwriter.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary financial information set forth below is derived from the Company's more detailed financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with such financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

                                                        YEARS ENDED             SIX MONTHS ENDED
                                                       DECEMBER 31,                 JUNE 30,
                                                  -----------------------   -------------------------
                                                     1995         1996         1996          1997
                                                  ----------   ----------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues........................................  $   22,620   $   21,959   $   10,053    $    8,443
Income (loss) before income taxes and cumulative
  effect of change in accounting principle......        (676)        (583)        (171)         (631)
(Provision) benefit for income taxes............         249          195           57           241
Cumulative effect of change in accounting
  principle.....................................          --          597          597            --
                                                  ----------   ----------   ----------    ----------
Net Income (Loss)...............................        (427)         209          483          (390)
Pro forma net income (loss) per dollar(1)(2)....  $     (.43)  $      .20   $      .48    $     (.39)
Weighted average common and equivalent shares
  outstanding(1)................................   1,003,431    1,003,431    1,003,431     1,003,431

                                                                     JUNE 30, 1997
                                                              ---------------------------
                                                                             PRO FORMA
                                                              HISTORICAL   AS ADJUSTED(3)
                                                              ----------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $   145        $ 1,923
Working capital.............................................     3,707          5,485
Total assets................................................    13,567         15,345
Total stockholders' equity..................................     2,063          5,041

---------------

(1) Adjusted to give effect to an 8% stock dividend paid to stockholders of record on July 16, 1997.
(2) Represents pro forma earnings per common and common equivalent shares both on a primary and a fully diluted basis.
(3) Adjusted to reflect (i) the sale of the Units offered hereby and the net proceeds therefrom (at an initial public offering price of $5.00 per Unit and after deducting the underwriting discounts and commissions and estimated expenses of the Offering totaling approximately $772,500 and assuming no exercise of the Over-Allotment Option) and (ii) the repayment of certain indebtedness from the proceeds of this offering. See "Use of Proceeds." Does not include the proceeds from the sale of shares of Common Stock pursuant to the exercise of any Warrants, the Underwriter's Option, and any options granted pursuant to the Incentive Option Plan and the Director Option Plan.

                                  RISK FACTORS

     An investment in the Securities offered hereby involves risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Securities offered hereby. This Prospectus contains forward-looking information which involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of various factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     Net Losses; Accumulated Deficit. The Company experienced net losses of $427,674 and $283,954 for the years ended December 31, 1995, and 1994, respectively. Although the Company experienced net income of $208,733 for the year ended December 31, 1996, it experienced a net loss of $389,754 for the six months ended June 30, 1997. At June 30, 1997, the Company had an accumulative deficit of $1,219,679. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Continuing Control of the Company by Management. Upon completion of the Offering, the Company's executive officers and directors will beneficially own approximately 21% of the outstanding Common Stock (approximately 20% if the Over-Allotment Option is exercised in full), assuming that they do not purchase Units in the Offering. As a result of their holdings, the Company's executive officers and directors currently exert, and are likely to continue to exert, significant control over the Company.

     Broad Discretion in Application of Proceeds; Unspecified
Acquisitions. Approximately $1.78 million (60%) of the estimated net proceeds from the Offering has been allocated to an investment in the Company's sales organization, an investment in information technology, system upgrades and automation, and working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds without prior stockholder approval. In addition, the management of the Company has broad discretion to adjust the application and allocation of the net proceeds of the Offering, including funds received upon exercise of the Warrants, in order to address changed circumstances and business opportunities. Such business opportunities may include the acquisition of other companies or their businesses. Investors in the Securities will not have the opportunity to evaluate any of such future acquisitions. As a result of the foregoing, the business of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. See "Use of Proceeds."

     Immediate and Substantial Dilution. The Company had a net tangible book value of $947,340 or $.94 per share, derived from the Company's June 30, 1997 balance sheet and based upon 1,003,431 shares (adjusted for a subsequent stock dividend) being outstanding immediately prior to the closing of this offering. After projecting the effect of the sale of the Units offered hereby at an offering price of $5.00 per Unit, after deducting underwriting discounts and estimated offering expenses, adjusted net tangible book value will be $3,924,840 or $2.24 per share. The result will be an immediate increase in net tangible book value per share of $1.30 to existing shareholders and an immediate dilution to new investors of $2.76 per share (55%). See "Dilution."

     Dependence Upon Key Personnel. The Company's future success depends to a significant degree upon the continued service of key senior management personnel, none of whom is covered by an employment agreement or an insurance policy of which the Company is the beneficiary. The Company's future success also depends on its continuing ability to attract, retain and motivate highly qualified, managerial and sales personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its existing employees or attract, retain and motivate highly qualified personnel in the future. If the Company is unable to retain or hire the necessary personnel, its operating results could be adversely effected. See "Management."

     Restrictions Imposed by Credit Facility. The Company's credit facility contains a number of significant covenants that restrict the ability of the Company to dispose of assets, merge, incur debt, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. In addition, the credit facility contains, among other covenants, requirements that the Company maintain specified financial ratios, including a minimum capital base, and minimum pre-tax profits from operations. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the credit facility. In the event of any such default, the lender could elect to declare all amounts borrowed under the credit facility, together with accrued interest and other fees, to be due and payable. If the indebtedness under the credit facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to pay such indebtedness in full. See "Business -- Financing."

     Fluctuations in Quarterly Operating Results. The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include seasonal factors (including the level of sales related to the Company's holiday gift programs), general economic conditions, capital expenditures and other costs relating to the expansion of operations, and changes in marketing strategies by the Company or its competitors. These factors could also have an adverse effect on the Company's annual results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's Dividend Policy. In addition to the restrictions contained in the Company's credit facility on the payment of dividends, the payment and level of cash dividends, if any, by the Company is at the discretion of the Company's Board of Directors, based primarily upon the earnings, cash flow and financial requirements of its business. The Company currently does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The future dividend policy will be determined on the basis of various factors, including the Company's results of operations, financial condition, capital requirements, and investment opportunities. See "Dividend Policy."

     Short Term Customer Contracts. All of the contracts the Company has with its customers are cancelable by them upon ninety-days notice. Accordingly, the Company is vulnerable to competition from other providers of similar services. See "Business -- Customer Contracts."

     Competition. The Company's business is highly competitive. Many of the Company's competitors are significantly larger and better capitalized than the Company. See "Business -- Competition."

     Seasonality. The Company's business is highly seasonal, with approximately 40% of its revenues and most of its profits recorded in the months of November, December, and January. As a result, the Company's working capital requirements are highest during November and December when the combination of receivables and inventory are at peak levels. The Company typically experiences losses in its second and third quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Litigation Involving Underwriter May Affect Securities. The Company has been advised by the Underwriter, that on or about May 22, 1995, the Underwriter and Elliot Loewenstern and Richard Bronson, principals of the Underwriter, and the Securities and Exchange Commission (the "Commission") agreed to an offer of settlement (the "Offer of Settlement") in connection with a complaint filed by the Commission in the United States District Court for the Southern District of Florida alleging violations of the federal securities laws, Section 17(a) of the Securities Act of 1933, as amended (the "Securities Act"), Section 10(b) and 15(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rules 10b-5, 10b-6 and 15cl-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three (3) initial public offerings ("IPOs") in 1992 and 1993, the Underwriter engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by the Underwriter and Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"), the Underwriter:

     - was required to disgorge $1,000,000 to the Commission, which amount was paid in four (4) equal installments on or before June 22, 1995;

     - agreed to the appointment of an independent consultant ("Consultant").

     Such Consultant was obligated, on or before November 1, 1996:

     - to review the Underwriter's policies, practices and procedures in six (6) areas relating to compliance and sales practices;

     - to formulate policies, practices and procedures for the Underwriter that the Consultant deems necessary with respect to the Underwriter's compliance and sales practices;

     - to prepare a report devoted to and which details the aforementioned policies, practices and procedures (the "Report");

     - to deliver the Report to the President of the Underwriter and to the staff of the Southeast Regional office of the Commission;

     - to prepare, if necessary, a supervisory procedures and compliance manual for the Underwriter, or to amend the Underwriter's existing manual; and

     - to formulate policies, practices and procedures designed to provide mandatory on-going training to all existing and newly hired employees of the Underwriter. The Final Judgment further provides that, within thirty
      (30) days of the Underwriter's receipt of the Report, unless such time is extended, the Underwriter shall adopt, implement and maintain any and all policies, practices and procedures set forth in the Report.

     On or about December 19, 1996, the Consultant completed the Report which was thereafter delivered to the Underwriter. The Report addresses the areas relating to compliance and sales practices referred to above. The Underwriter is reviewing the Report and undertaking steps to implement the recommendations and procedures in the Report, in accordance with the provisions of the Final Judgment.

     The Final Judgment also provides that an independent auditor ("Auditor") shall conduct four (4) special reviews of the Underwriter's policies, practices and procedures, the first such review to take place six (6) months after the Report has been delivered to the Underwriter and thereafter at six-month intervals. The Auditor is also authorized to conduct a review, on a random basis and without notice to the Underwriter, to certify that any persons associated with the Underwriter who have been suspended or barred by any Commission order are complying with the terms of such orders.

     On July 10, 1995, the action against Messrs. Loewenstern and Bronson was dismissed with prejudice. Mr. Bronson agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr. Bronson's suspension. Both the suspensions have been completed.

     In the event that the requirements of the foregoing judgment adversely affect the Underwriter's ability to act as a market maker for the Securities, and additional broker-dealers do not make a market in the Company's Securities, the market for, and the liquidity of, the Company's securities may be adversely affected. In the event that other broker-dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. For additional information regarding the Underwriter, investors may call the National Association of Securities Dealers, Inc. at (800) 289-9999. See "Underwriting."

     Recent State Action Involving the Underwriter -- Possible Loss of Liquidity. The State of Indiana commenced an action seeking, among other things, to revoke the Underwriter's license to do business in such state. The action was settled and the Underwriter agreed to, among other things, resolve certain customer claims, the payment of a fine and costs and restrictions with respect to the sale of securities to Indiana residents. Specifically, the Underwriter agreed that it will not sell any securities to Indiana residents (i) which are not listed on the New York Stock Exchange, the American Stock Exchange or Nasdaq; (ii) for which the Underwriter has served as lead underwriter or as a member of the selling syndicate; or (iii) for which the Underwriter is a market maker. Under the terms of the settlement agreement, the Underwriter continues to maintain its license in the State of Indiana. The Company does not intend to seek qualification for the sale of the Securities in the state of Indiana.

     On July 18, 1997, the State of Arkansas, Securities Department issued a consent order in lieu of the filing of a complaint as settlement of all claims against Biltmore Securities and Elliot A. Loewenstern. The claims related to activities during the period February 1992 to October 1993. Biltmore and Mr. Loewenstern consented to the entry of the order without admitting or denying any wrongdoing or violation. The consent order censured Biltmore Securities and Elliot A. Loewenstern and required that they pay the amount of $25,000 for costs and expenses relating to the proceedings. The consent order also required that Biltmore deliver to the Commissioner of Securities a copy of the final report prepared by the independent consultant. All terms of the consent order have been fully complied with.

     On September 10, 1997, the State of California issued a Notice of Intention to Issue Order Revoking Biltmore's Broker-Dealer Certificate. The accusation alleges that it is appropriate for Biltmore's broker-dealer license to be revoked in the public interest as a result of Biltmore being subject to enforcement orders issued by the Securities and Exchange Commission, the Arkansas Securities Department and the Indiana Securities Division. The Underwriter, Biltmore, intends to request a hearing and contest the accusation. Such proceeding, if ultimately successful may adversely effect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities. Biltmore is the sole Underwriter of this firm commitment underwriting.

     According to the records of the Central Register Depository maintained by the National Association of Securities Dealers Regulation, Inc. ("NASDR"), Messrs. Loewentstern and Bronson, the principals of Biltmore, have 46 and 44 recorded incidents respectively, some of which are disciplinary complaints. See "Underwriting".

     Limitation on Director Liability. As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Restated Certificate of Incorporation limits the liability of its directors to the Company or to its stockholders for monetary damages for breach of a director's fiduciary duty, including breaches which constitute gross negligence, subject to certain limitations imposed by the DGCL. As a result, under certain circumstances, neither the Company nor the stockholders will be able to recover damages, even if directors take action which harms the Company. See "Management" and "Underwriting."

     Indemnification of Directors and Officers. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of the Company's directors and officers to the fullest extent authorized by law. The Company has entered into indemnification agreements with its directors and executive officers. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses as a result of any proceeding against them as to which they could be indemnified. As a result of these provisions, under certain circumstances, neither the Company nor the Stockholders will be able to recover damages, even if the directors and officers take action which harms the Company. See "Management."

     Thinly Traded Market for Common Stock; Lack of Public Market for Units and Warrants. Although the Common Stock is traded on the Nasdaq SmallCap Market, only 646,087 shares are held by non-affiliates of the Company and the Company had only approximately 550 shareholders as of July 15, 1997. As a result, the Common Stock is thinly traded and the holders of Common Stock might not be able to liquidate their shares in a short period of time at prevailing market prices. See "Market Matters."

     Although the Company has applied for listing of the Units and the Warrants on the Nasdaq SmallCap Market under the symbols CASCU and CASCW, respectively, there can be no assurance that they will be quoted on such system or under such symbols or that an active public market for the Securities will be developed or be sustained after the Offering. Since the Units are not detachable and will not trade separately until twelve months after issuance (subject to earlier separability in the discretion of the Underwriter), investors might not be able to liquidate their investment in a short period of time. In addition, trading prices of the Securities could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors, suppliers or customers and other events or factors. In addition, the over-the-counter stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial impact on the market prices of many companies, often unrelated to their performance, and may adversely affect the market prices for any or all of the Securities. See "Underwriting."

     Current Prospectus and State Registration Required to Exercise
Warrants. The Company will be able to issue shares of Common Stock upon exercise of the Warrants only if there is a current prospectus relating to such Common Stock under an effective registration statement filed with the Commission and only if such shares of Common Stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various Warrantholders reside. Although the Company has agreed to use its best efforts to meet such regulatory requirements, there can be no assurance that the Company will be able to do so. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the after market or may move to jurisdictions in which the Common Stock issuable upon exercise of the Warrants is not so registered or qualified. In this event, the Company would be unable to issue shares of Common Stock to those Warrantholders upon exercise of the Warrants unless and until the Common Stock issuable upon exercise of the Warrants are qualified for sale or exempt from qualification in jurisdictions in which such holders reside. Accordingly, the Warrants may be deprived of any value if a then current prospectus covering the Common Stock issuable upon exercise of the Warrants is not effective pursuant to an effective registration statement or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the Warrantholders reside. There is no assurance that the Company will be able to effect any required registration or qualification.

     Potential Adverse Effect of Redemption of Warrants; Market
Overhang. During the Warrant Exercise Period the Company may redeem all, but not less than all, of the Warrants for $0.05 per Warrant on thirty (30) days prior written notice to the Warrantholders if the per share closing bid price of the Common Stock as reported by NASDAQ equals $8.75 for any twenty (20) consecutive trading days ending within five (5) days of the notice of redemption. Redemption of the Warrants could force the Warrantholders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. Any Warrantholder who does not exercise its Warrants prior to their expiration or redemption, as the case may be, will forfeit such holder's right to purchase the shares of Common Stock underlying the Warrants.

     Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover. The Company is a Delaware corporation and thus, upon the consummation of the Offering, will become subject to the prohibitions imposed by Section 203 of the DGCL, which is generally viewed as an anti-takeover statute. In general, this statute will prohibit the Company from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's authorized capital consists of 5,300,000 shares of capital stock of which 5,000,000 shares are designated as Common Stock and 300,000 shares are designated as preferred stock. No class other than the Common Stock is currently designated and there is no current plan to designate or issue any such securities. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of preferred stock and other classes of Common Stock that may be issued may be superior to the rights granted to the holders of the existing classes of Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of preferred stock, which may be accomplished though a public offering, or a private placement, may dilute the voting power of holders of Common Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of preferred stock could prevent the holders of Common Stock from realizing a premium on their shares. See "Description of Securities."

     Potential Adverse Impact on Market Price of Securities; Shares Eligible for Future Sale; Additional Registered Securities. Sale of substantial amounts of the Company's securities in the public market after the Offering or the perception that such sales may occur could materially adversely affect the market price of the Securities and may impair the Company's ability to raise additional capital by the sale of its equity securities. Upon consummation of the Offering, there will be a total of 1,753,431 shares of Common Stock issued and outstanding and 1,500,000 Warrants issued and outstanding. In addition, the Company has reserved for issuance 2,050,000 shares of Common Stock issuable upon the exercise of outstanding options and warrants. After the exercise of all the Warrants and the options, the Company will have 3,803,431 shares of Common stock outstanding. Any issuance of additional shares of Common Stock may cause current stockholders of the Company to suffer significant dilution which may adversely affect the market price of the Company's securities. The sale or availability for sale of significant quantities of the Company's securities could materially adversely affect the market price of the Securities.

     Of the 1,753,431 shares of Common Stock and the 1,500,000 Warrants to be outstanding upon completion of the Offering 750,000 Shares and 1,500,000 Warrants which are part of the Units will, when they are detachable, be immediately freely tradable without restriction under the Securities Act. See "Shares Eligible for Future Sale."

     S. Robert Davis, the Company's Chairman of the Board and Charles R. Davis, a Director and President of the Company, will execute an agreement ("Lock-Up Agreement") relating to securities beneficially owned as of the date of this Prospectus pursuant to which they agree not to, directly or indirectly, issue, offer, agree to offer to sell, sell or grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise dispose of or encumber such securities or options, rights, warrants or other securities convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for shares of Common Stock (whether or not beneficially owned by such person) or any beneficial interest therein for a period of eighteen (18) months after the date of this Prospectus without the consent of the Underwriter. However, S. Robert Davis is permitted to sell 15,000 of his shares during the first twelve months after the date of this Prospectus and an additional 10,000 shares during the following six months, and Charles R. Davis is permitted to sell 10,000 of his shares during the first twelve months after the date of this Prospectus and an additional 5,000 shares during the following six months. Accordingly, approximately 272,309 shares of Common Stock subject to
the Lock-up Agreement will become eligible for sale beginning in           1999.
See "Shares Eligible For Future Sale."

     Underwriter's Potential Influence on the Market. A significant number of the Securities offered hereby may be sold to customers of the Underwriter. Such customers may engage in transactions for the sale or purchase of such Securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to make a market in the Securities and may otherwise effect transactions in such securities. If it participates in such market, the Underwriter may influence the market, if one develops, for the Securities. Such market-making activity may be discontinued at any time. Moreover, if the Underwriter sells the Securities issuable upon exercise of the Underwriter's Option or acts as warrant solicitation agent for the Warrants, it may be required under the Exchange Act, to temporarily suspend its market-making activities. The prices and liquidity of the Securities may be significantly affected by the degree, if any, of the Underwriter's participation in such market.

     No Assurance of Public Market. The Company's Common Stock is traded on the Nasdaq SmallCap Market, but has been thinly traded. There can be no assurance that a more liquid trading market for any of the Securities will develop after the completion of the Offering. If a more liquid trading market does in fact develop, there can be no assurance given that it will be sustained. In connection with the Offering, application has been made to list the Units and the Warrants on the Nasdaq SmallCap Market under the symbols CASCU and CASCW, respectively. If, for any reason, a more liquid trading market does not develop, purchasers of such Securities may have difficulty selling their securities should they desire to do so. See "Market Matters."

     "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities. The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. Initially, it is anticipated that the Securities offered hereby will not fall within the definition of a "penny stock" both because of the initial offering price of the Units, the current trading price of the Common Stock and because the Common Stock is traded on the Nasdaq SmallCap Market. However, there can be no assurance that the Securities will continue to remain exempt from the "penny stock" rules. If the Securities offered hereby are subject to the "penny stock" rules, such Securities will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the Securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a "penny stock", unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the "penny stock" held in the account and information on the limited market in "penny stocks." Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Securities and may affect the ability of purchasers in the Offering to sell the Securities in the secondary market. In such event, holders of the Securities may encounter substantially greater difficulty in disposing of them; securities and/or in obtaining accurate quotations as to the prices of the Securities.

     Benefits of Offering to Underwriter. The Underwriter will receive substantial benefits from the Company in connection with the Offering. These benefits include underwriting discounts/commissions, a non-accountable expense allowance, and the Underwriter's Option to purchase 75,000 Units. The Underwriter has been granted certain rights under the Underwriter's Options, which rights include the ability to require the Company to include the securities underlying the Underwriter's Option in a registration statement under the Securities Act. The exercise of these rights will result in the Company incurring substantial expenses and may cause the Company to register an offering of its securities at a time which is detrimental to the Company's plans. Finally, the Company has entered into a five (5) year agreement with the Underwriter pursuant to which the Underwriter will be paid a finder's fee ranging from 1% to 5% of the transaction amount if the Company completes a merger, acquisition, joint venture, and/or any other capital business transaction for the Company in which the Underwriter introduces the Company to the other party. At the present time, the Company has no plans to enter into any such transactions. See "Underwriting."

     Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving that there will be no unanticipated material adverse change in the Company's business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                 MARKET MATTERS

     Prior to January 1, 1997, the Company was a wholly-owned subsidiary of Pages. From that time until May 30, 1997, the Common Stock was traded on the OTC Bulletin Board under the symbol "CASC." On June 2, 1997, the Common Stock began trading on the Nasdaq SmallCap Market under the same symbol. During the first quarter of 1997, bids for the Common Stock ranged from $3.50 per share to $4.50 per share. Those quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions. During the period commencing on April 1, 1997 and continuing through May 30, 1997, bids for the Common Stock ranged from $3.27 to $4.50 per share. During the period commencing on June 2, 1997 and continuing through June 30, 1997, the high and low sales prices for the Common Stock were $5.25 and $4.25, respectively. The sales prices have been retroactively adjusted to reflect an 8% stock dividend payable to shareholders of record on July 16, 1997.

     As of July 15, 1997, there were approximately 550 holders of record of the Common Stock.

     The Company has not paid any cash dividends since it ceased to be a wholly-owned subsidiary of Pages, and anticipates that, for the foreseeable future, it will not pay any cash dividends but will retain earnings in order to finance the expansion and development of its business. Furthermore, the Company's ability to pay dividends is restricted by the terms of its revolving credit facility.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 750,000 Units being offered hereby, after deduction of underwriting discounts and estimated offering expenses totaling $772,500, are estimated to be approximately $2,977,500 ($3,596,250 if the Over-Allotment Option is exercised in full). The Company intends to apply the net proceeds as follows:

                                                                AMOUNT     PERCENTAGE
                                                              ----------   ----------
Investment in employee sales organization(1)................  $1,000,000      33.6%
Investment in information technology, system upgrades and
  automation................................................     750,000      25.2
Reduce balance of revolving credit facility(2)..............   1,200,000      40.3
Working capital and general corporate purposes..............      27,500        .9
                                                              ----------     -----
                                                              $2,977,500     100.0%

---------------

(1) Includes the payroll expense of hiring additional employees as sales representatives.

(2) The reduction will be effected by wire transfer of funds to The Huntington National Bank, to be applied toward the outstanding balance of the line of credit.

     The investment in the Company's sales organization includes the expense of hiring additional sales representatives in strategic markets and associated marketing expenses. The investment in technology includes the purchase of computer hardware and software, the development of the Company's internet presence, and warehouse automation. The uses of proceeds described above are estimates and approximations only and do not represent firm commitments by the Company.

     It is anticipated that at the date of this Prospectus, the aggregate outstanding principal balance of the Company's revolving credit facility (the "Credit Facility") and accrued interest thereon will be approximately $1,200,000. Indebtedness under the Credit Facility matures on June 30, 1998, accrues interest at a floating rate based on the prime lending rate of The Huntington National Bank (8.5% at July 15, 1997) plus 1% per annum and was incurred to fund the operations of the Company. Following the completion of the Offering, the Company expects to draw down amounts under the Credit Facility as needed to support its operations and possibly to fund future acquisitions or for other corporate purposes. The Company has no specific commitments regarding any future material acquisitions.

     The foregoing represents the Company's best estimate of its expected use of the net proceeds of the Offering. The amounts actually expended for certain purposes described above may vary significantly depending on numerous factors, including, but not limited to, the success of the Company's expansion strategy and changed circumstances and business opportunities, which may include the acquisition of other companies or their businesses. The Company's cash requirements may vary because of the timing of its expansion into additional territories and the success of the Company's sales representatives in expanding the Company's client base. The Company reserves the right to reallocate the net proceeds among the foregoing uses.

     Pending the use of any net proceeds, the Company intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing securities. Any net proceeds from the exercise of the Over-Allotment Option or the Warrants, will be added to working capital.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the company as of June 30, 1997, and as adjusted to reflect the sale of the Securities offered hereby and the application of the net proceeds therefrom as described under "Use of Proceeds." The table should be read in conjunction with the Financial Statements, the notes thereto and the pro forma financial information included elsewhere in this Prospectus.

                                                                       JUNE 30, 1997
                                                              --------------------------------
                                                                                    AS
                                                                ACTUAL       ADJUSTED(1)(2)(3)
                                                              -----------    -----------------
Debt:
  Short-term debt...........................................  $ 1,404,015       $   204,015
  Short-term subordinated debenture.........................      100,000           100,000
  Subordinated Debenture....................................    4,900,000         4,900,000
                                                              -----------       -----------
          Total Debt........................................    6,404,015         5,204,015
                                                              -----------       -----------
Stockholders' Equity:
  Preferred shares: $.01 par value, 300,000 authorized;
     non-issued.............................................            0                 0
  Common shares: $.01 par value; 5,000,000 authorized;
     929,103 shares outstanding and 1,753,431 shares
     outstanding, as adjusted...............................        9,291            17,534
  Capital in excess of par value............................    3,273,669         6,242,926
  Accumulated deficit.......................................   (1,219,679)       (1,219,679)
                                                              -----------       -----------
          Total Stockholders' Equity........................    2,063,281         5,050,781
                                                              -----------       -----------
Total Capitalization........................................  $ 8,467,296       $10,244,796
                                                              ===========       ===========

---------------

(1) Adjusted to reflect (i) the sale of 750,000 Units, each Unit consisting of one Share and two Warrants by the Company and the net proceeds therefrom and the uses thereof (after deducting the underwriting discounts and commissions and expenses of this offering estimated at $772,500 and (ii) the reduction of certain indebtedness from the net proceeds. Does not include the proceeds from the sale of shares pursuant to the exercise of any Warrants or the exercise of the Underwriter's Purchase Option. See "Underwriting."

(2) Assumes no exercise of (i) the Warrants; (ii) the Underwriter's Over-Allotment Option to purchase up to 112,500 Units; and (iii) the Underwriter's option to purchase up to 75,000 Units. See "Description of Securities" and "Underwriting."

(3) Adjusted to give retroactive effect to the 8% stock dividend paid to stockholders of record July 16, 1997.

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividend on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. The Company intends to retain future earnings, if any, to fund ongoing operations and future capital requirements of its business.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected financial data of the Company presented below have been derived from the financial statements of the Company, which have been audited by Hausser + Taylor, independent public accountants. The following selected financial information should be read in conjunction with the financial statements and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                SIX MONTHS
                                                      YEAR ENDED                  ENDED
                                                     DECEMBER 31,                JUNE 30,
                                                  ------------------    --------------------------
                                                   1995       1996         1996           1997
                                                  -------    -------       ----           ----
                                                                        (UNAUDITED)    (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues........................................  $22,620    $21,959      $10,053        $8,443
Costs and expenses..............................   23,296     22,542       10,224         9,074
  Income (loss) before income taxes and
     cumulative effect of change in accounting
     principle..................................     (676)      (583)        (171)         (631)
  (Provision) benefit for income taxes..........      249        195           57           241
  Income (loss) before cumulative effect of
     change in accounting principle.............     (427)      (388)        (114)         (390)
  Cumulative effect of change in accounting
     principle, net of tax of $398..............       --        597          597            --
Net income (loss)...............................  $  (427)   $   209      $   483        $ (390)
PRO FORMA PER SHARE DATA(1):
  Income (loss) before cumulative effect of
     change in accounting principle.............  $  (.43)   $  (.39)     $  (.11)       $ (.39)
  Cumulative effect of change in accounting
     principle..................................       --        .59          .59            --
  Income (loss) per common share(2).............  $  (.43)   $   .20      $   .48        $ (.39)
  Weighted average common and common equivalent
     shares.....................................  1,003,431  1,003,431  1,003,431      1,003,431

                                                                                       AT
                                                             AT                  JUNE 30, 1997
                                                        DECEMBER 31,      ----------------------------
                                                      -----------------                   PRO FORMA
                                                       1995      1996     HISTORICAL    AS ADJUSTED(3)
                                                      -------   -------   ----------    --------------
                                                                          (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Working capital.....................................  $ 3,774   $ 5,025     $ 3,707        $ 5,485
Total assets........................................   19,512    18,249      13,567         15,345
Stockholders' equity................................    3,119     3,328       2,063          5,041

---------------

(1) Adjusted to give effect to 8% stock dividend paid to stockholders of record on July 16, 1997.
(2) Represents pro forma earnings per common and common equivalent shares both on a primary and a fully diluted basis.
(3) Adjusted to reflect (i) the sale of the Units offered hereby and the net proceeds therefrom (at an initial public offering price of $5.00 per Unit and after deducting the underwriting discounts and commissions and estimated expenses of the Offering totaling approximately $772,500 and assuming no exercise of the Over-Allotment Option) and (ii) the repayment of certain indebtedness from the proceeds of this offering. See "Use of Proceeds." Does not include the proceeds from the sale of shares of Common Stock pursuant to the exercise of any Warrants, the Underwriter's Option, and any options granted pursuant to the Incentive Option Plan and the Director Option Plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's financial statements and notes thereto appearing elsewhere in this Prospectus. In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as applicable to all forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section and in "Risk Factors."

CAUTIONARY STATEMENT

     Statements included in this Management's Discussion and Analysis of Financial Condition and Results of Operations, and in other sections of this Prospectus, which are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company's actual results and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statement: (i) the competitive conditions that currently exist in the Company's industry could adversely impact sales and erode gross margins; (ii) the Company's loan agreement contains a number of significant covenants that restrict the ability of the Company to engage in certain activities, including the payment of dividends, and requires that the Company maintain specified financial ratios, including a minimum capital base, and minimum pre-tax profits from operations; and (iii) the inability of the Company to carry out its marketing and sales plans would have a material adverse affect on the Company's profitability. The foregoing list should not be construed as exhaustive and the Company disclaims any obligations subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ACCOUNTING CHANGE

     Effective January 1, 1996, the Company changed its method of accounting for the recognition of revenues relating to advanced deposits. Previously, the Company recognized such deferred revenue at the conclusion of the respective prepaid safety award programs. Effective with the change, revenues are recognized over the course of the programs based on the Company's historical and expected redemption percentages. The corresponding deferred commission costs have also been recognized in association with this change in the same direct proportion as the revenue recognition.

RESULTS OF OPERATIONS

     The table below sets forth certain financial data expressed as a percentage of revenues (percentage may not total 100% due to rounding):

                                                          PERCENTAGE OF REVENUES
                                              ----------------------------------------------
                                                                                SIX MONTHS
                                              TWELVE MONTHS   TWELVE MONTHS       ENDED
                                                  ENDED           ENDED          JUNE 30,
                                              DECEMBER 31,    DECEMBER 31,    --------------
                                                  1995            1996        1996     1997
                                              -------------   -------------   -----    -----
Total revenue...............................      100.0%          100.0%      100.0%   100.0%
Cost of goods sold..........................       61.3            61.6        59.3     56.6
                                                  -----           -----       -----    -----
Gross profit................................       38.7            38.4        40.7     43.4
Selling, general, and administration........       36.1            36.7        37.9     45.7
Interest....................................        1.8             0.6         0.3      3.1
Depreciation and amortization...............        1.6             1.5         1.7      2.1
Management fee..............................        2.2             2.3         2.5       --
                                                  -----           -----       -----    -----
Loss from continuing operations before
  income taxes..............................       (3.0)%          (2.7)%      (1.7)%   (7.5)%
                                                  =====           =====       =====    =====

  Six Months Ended June 30, 1997 Compared to the Six Months Ended June 30, 1996

     Revenues for the six months ended June 30, 1997 approximated $8.44 million, compared to $10.05 million in revenues for the six months ended June 30, 1996, a decrease of 16.02% or approximately $1.61 million. The decline in revenue was due to disappointing holiday sales and a decrease in volume from certain existing customers coupled with delayed redemptions on new accounts.

     Cost of goods sold for the six months ended June 30, 1997 approximated $4.78 million, compared to approximately $5.96 million of cost of goods sold for the six months ended June 30, 1996, a decrease of 19.80% or approximately $1.18 million. The decrease in cost of goods sold was attributable to the decrease in revenues. As a percentage of revenues, cost of goods sold decreased to 56.62% for the six months ended June 30, 1997, from 59.31% for the six months ended June 30, 1996. The 2.69% decrease in the cost of goods sold, as a percentage of revenues was principally attributable to a change in product mix and improved inventory purchasing strategy.

     Selling, general, and administrative expense for the six months ended June 30, 1997 approximated $3.86 million, compared to $3.81 million for the six months ended June 30, 1996, an increase of 1.3% or approximately $50,000. The increase in selling, general, and administrative expense was primarily due to a restructuring of the Company's sales force.

     For the six months ended June 30, 1997 interest expense approximated $258,00, compared to approximately $33,000 for the six months ended June 30, 1996, an increase of approximately $225,000. The increase was primarily due to the new subordinated debenture, which was entered into effective January 1, 1997. The average outstanding debt for the first six months in 1997 approximated $1.65 million compared to $1.52 million for the first six months in 1996. Additionally, the average interest rate for the first six months in 1997 approximated 9.38% compared to approximately 9.04% for the same period in 1996.

     Depreciation and amortization expense was approximately $174,000 and $167,000 for the six months ended June 30, 1997 and 1996, respectively, an increase of 4.2%, or approximately $7,000. The increase in depreciation and amortization expense was principally attributable to the depreciation of newly acquired assets in 1996.

     Income tax benefit was $241,000 for the six months ended June 30, 1997, compared to $57,300 for the six months ended June 30, 1996. The provisions for income tax benefit were calculated through the use of estimated income tax rates based upon the loss before taxes.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues for the year ended December 31, 1996, approximated $22.0 million, compared to $22.6 million in revenues for the year ended December 31, 1995, a decrease of 3% or approximately $600,000. The decline in revenue was due to disappointing year-end holiday sales and a decrease in volume on certain existing customers coupled with delayed redemption on new accounts.

     Cost of goods sold for the year ended December 31, 1996, approximated $13.5 million, compared to approximately $13.9 million of cost of goods sold for the year ended December 31, 1995, a decrease of 3% or approximately $400,000. The decrease in cost of goods sold was attributable to the decrease in revenues. As a percentage of revenues, cost of goods sold increased to 61.6% in 1996 from 61.3% in 1995. The 0.3% increase in cost of goods sold was principally attributable to a change in product mix.

     Selling, general, and administrative expense for the year ended December 31, 1996 approximated $8.1 million compared to approximately $8.2 million for the year ended December 31, 1995, a decrease of 1% or approximately $100,000. The decrease in selling, general and administrative expenses was due to decreased sales and continued cost reduction efforts implemented by the Company.

     Interest expense was approximately $129,000 for the year ended December 31, 1996, compared to $416,200 for the year ended December 31, 1995, a decrease of 69% or approximately $287,200. The average outstanding debt by month in 1996 approximated $1.9 million compared to $3.9 million for 1995. Additionally, the average interest rate for 1996 approximated 9.15% compared to approximately 9.3% for 1995.

     Depreciation and amortization expense was approximately $338,200 for the year ended December 31, 1996, compared to $362,500 for the year ended December 31, 1995, a decrease of 7% or approximately $24,300. The decrease in depreciation and amortization expense is principally attributable to the amortization of the remaining deferred loan costs during 1996.

     Income tax benefit was $195,100 for the year ended December 31, 1996, compared to $248,600 for the year ended December 31, 1995. The provisions for income tax benefit were calculated through the use of estimated income tax rates based upon the loss before taxes.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of liquidity have been cash generated from operating activities and amounts available under its existing credit facility. The Company's primary uses of funds consist of financing inventory and receivables, and the expansion of the sales force.

     The Company has adopted a growth strategy which will be accomplished through increased efforts of the Company's existing highly trained sales force in order to expand current market share and enter into new markets.

     The Company anticipates that operating cash flows during the next twelve months, coupled with its ability to borrow under its credit facility, will cover operating expenditures and meet the short-term debt obligations. The Company's credit facility was renewed on June 30, 1997 and is due and payable on June 30, 1998.

     The Company also entered into a $5 million, 7% subordinated debenture with Pages simultaneously with the distribution by Pages of all of its shares of common stock of the Company, in satisfaction of amounts due to Pages by the Company. The $875,025 excess of the $5,000,000 subordinated debenture over the amount due Pages at the time of distribution was recorded as a reduction of capital in excess of par. Principal payments are $100,000 per year for the first four years, and a final payment due at the end of the fifth year for the remaining principal balance. Interest is at 7% per annum, payable quarterly.

     The Company does not anticipate any material expenditures for property and equipment during the next twelve months.

     The Company is aware of no trends or demands, commitments or uncertainties that will result in, or that management believes are reasonably likely to result in, the Company's liquidity increasing or decreasing in any material way. The Company is aware of no legal or other contingencies, the effect of which are believed by management to be reasonably likely to have a material adverse effect on the Company's financial statements.

SEASONALITY

     The Company's business is highly seasonal, with approximately forty percent of its revenues and most of its profits recorded in the months of November, December, and January. As a result, the Company's working capital requirements are highest during November and December when the combination of receivables and inventory are at peak levels. The Company typically experiences losses in its second and third quarters.

     As the results from the Company's growth strategy develop, the effects of seasonality should be diminished. The business segments on which the Company has chosen to focus offer steadier revenue flows, as well as more consistent requirements for working capital.

INFLATION

     Although the Company cannot determine the precise effects of inflation, inflation has an influence on the cost of the Company's products and services, supplies, salaries, and benefits. The Company attempts to minimize or offset the effects of inflation through increased sales volumes and sales prices, improved productivity, alternative sourcing of products and supplies, and reduction of other costs. The Company generally has been able to offset the impact of price increases from suppliers by increases in the selling prices of the Company's products and services.

                                    BUSINESS

     The following discussion contains forward-looking information which involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

     General. The Company creates, markets, and administers recognition programs which address specific needs in associate recognition. Programs offered by the Company include safety, years of service recognition, and a host of other programs using merchandise and jewelry as the principal means for the reinforcement of associate behavior. The common objective of all the Company's programs is to increase associate productivity through recognition, to create a critical link between performance and the client's overall business objectives.

     The Company begins a typical assignment by determining realistic performance goals and establishing an appropriate budget. Next, the Company and the client select from one of the industry's largest selections of merchandise and jewelry, carefully matching the Company's programs with the demographic composition of the client. The Company is, to the best of the Company's knowledge, the only company in the recognition industry that has no product bias with regard to the type of items incorporated in the client's programs. This distinctive competitive advantage allows the Company to build custom programs with flexibility and allows the client to choose items their associates truly value. Upon approval, the Company publishes and distributes all materials (including appealing, full color catalogues and brochures) necessary to execute the program. As the client's associates become eligible to receive awards, the Company processes their requests and, in most cases, ships the items directly to the associates from the Company's distribution center in Shelby, North Carolina. The Company then invoices the client as the items are shipped.

     Program Categories. The Company's programs fall into two broad categories; length of service, and safety incentive and recognition. They include safety, sales incentive, quality control, production, service recognition, attendance, birthday, and corporate holiday gift programs. Virtually every program employs general merchandise or jewelry, or both, depending on the clients' needs. The common objective of all of the Company's programs is to design a custom program to satisfy these specific needs.

     Over the past three years, the recognition programs industry has changed significantly, requiring the Company to redefine its strategies, focus on specific product lines, and exploit certain niches within its market. The Company has made adjustments to accommodate changes in its industry, including the installment of a total quality management program, the development of a strategic marketing group, the implementation of an aggressive cash management program, and the development of new core capabilities necessary to promote growth. The Company believes that with intense marketing and the employment of a skilled, well-managed field sales organization, the Company will be able to increase the brand recognition of its products and increase its penetration into specific markets.

     Years of Service Recognition Programs. Most business people agree that their greatest challenge is attracting and retaining competent people. Most business people also agree that recognition is perhaps the single most important element in retaining these precious resources. As companies downsize, re-engineer and reorganize they are realizing that in order to retain market share and increase shareholder value they must take care of their most valuable assets -- their human assets and earn their loyalty back. In the past, there was a deeply ingrained corporate paradigm stating "longevity-equals-seniority." For decades, years of service awards programs were designed to reinforce this paradigm.

     Today, the paradigm has changed to "longevity-equals-individual performance." Companies are leaner, and management must constantly balance the contemporary reality of achieving more with less. In order for an associate to endure the period between recognition periods they must perform and perform well. With this in mind the entire recognition industry is changing. Different types of programs are required to maintain the same levels of recognition. The Company helps its clients develop their own custom program with this new paradigm in mind. The Company, having no "product bias", is able to truly listen to the client and deliver exactly what the client's associates want. The Company's goal is to increase the "Recognitional Impact"(TM) of each of its clients.

     Safety Awareness/Incentive and Recognition Programs. Accidents in the workplace injure thousands of workers each year and cost billions of dollars in worker's compensation premiums, health care costs, and lost productivity. The Company designs, implements and administers safety programs to reduce the direct and indirect costs associated with accidents or lack of safety awareness. Coupled with worker safety training and work place safety initiatives, safety incentive and recognition programs have proven to be an essential contributor to overall safety awareness. By increasing awareness and recognizing those in the workplace who have safe work habits, the successful clients can achieve significant returns on their incentive investments. Because each client has its own unique set of safety concerns, the Company designs each safety awareness and recognition program to meet the specific needs and goals of the client. A typical safety program would grant an award for each recipient who met the client's specific goal. As a consequence of the present regulatory environment, clients are placing increasing emphasis on safety and the Company has received a number of client testimonials regarding the efficiency of the safety programs it has designed. The Company's market share of this industry is minimal.

     Other Programs. The Company utilizes its reputation in both outstanding merchandise selection and the timely delivery of such merchandise to design, administer and fulfill numerous types of customer specific programs for its clients. These ancillary programs include attendance, holiday, birthday, sales incentives, and generic points programs that add incremental revenue without diluting the Company's focus on its core businesses. In developing close ties with the Company's clients many opportunities for these types of programs become apparent. The Company intends to continue to work in these ancillary markets as long as its client's needs demand its services.

     Merchandise Selection and Brochures. The Company markets its merchandise and jewelry in full-color catalogs and brochures. All are designed and produced in-house by the Company's marketing group. The merchandise offered by the Company includes the most popular items found in a cross section of America's most popular department stores and mail order catalogs, including branded consumer electronics, housewares, hardware, lawn and garden merchandise, sporting goods, costume jewelry, manufactured fine jewelry, porcelain and fine crystals. The Company monitors the quality and increases the value perception of its programs by including name brand products such as Sony, RCA, Waterford, Lladro, Howard Miller and Hamilton. Unlike its competitors in the service award business which bear the financial burden and lack of flexibility ascribed to some manufacturing environments, the Company has no "product bias," allowing it to find the most reasonably priced, highest quality supplier of merchandise for its programs. The items are separated into various price levels thus allowing the client to select price levels which fit their budget. The items in each of the price levels selected by the client are presented to associates in separate brochures corresponding to the applicable award level. The selection of merchandise within each price level is carefully chosen to appeal to a wide segment of the industry workforce. Products are grouped by the Company within a particular price level based on the Company's determination of the relative value of all merchandise offered by the Company, rather than on the Company's cost of those items. This results in different markups over the Company's cost for each item, and greatly reduces, and in some cases eliminates, costs associated with product obsolescence.

     Sales and Marketing. The Company has redefined the way in which it goes to market. It has made a transition from independent sales reps to full-time company employees. Further, the Company has clearly defined and identified target prospects in strategic metropolitan statistical areas across the country. In addition to prospecting activities, the marketing and sales group has developed an aggressive account initiative involving account retention. This change in the Company's philosophy was needed due to a significant change in its mission: "To have the best trained, most responsive, performance based sales force in America." The Company realized the existing sales force would be unable to take the Company to the next level of performance. In the past eighteen months the Company has identified major markets and replaced 90% of its independent sales staff with employed full-time sales people. The Company has prepared for any short term ramifications by developing a fully staffed inside sales group to assist in regulating the change to an employed field sales group, and will utilize independent field representatives in special situations.

     The hiring of additional sales representatives is expected to increase the Company's selling, general and administrative expenses in the third and fourth quarters of 1997. Since the training period for sales representatives is approximately six months, the anticipated increase in selling, general and administrative expenses during those and possibly subsequent periods could adversely affect earnings until sales increase as a result of the additional sales representatives.

     Internet Website. Recently, the Company has established a website on the internet at www.cashort.com. The website has three primary sales and marketing objectives. First, the site provides detailed information about Company history and strategic intent, and a comprehensive account of the Company's product and service offerings. Second, the website facilitates the transfer of timely contemporary articles and other publications through its "research library" function, and provides linkages to notable industry resources such as the National Safety Council and the Society of Human Resource Managers. Finally, the website provides customers the ease and flexibility of communicating with the Company electronically; whether it be for order entry, the transfer of points or other administrative information, order status, or a host of other customer inquiries necessary in the day-to-day interaction between the Company and its customer base. The Company is also in the process of developing other websites for selling merchandise to the general public.

     Growth Strategy. The Company has divided the Country into specific territories. The territories were defined by existing accounts and target prospects within each area. Each territory is serviced by a full-time Company employed territory manager. Within each territory area the Company has segmented the potential clients into specific prospect groups based on size and type of program. Each prospect group will be marketed in the method proven most likely to engage the client. All territory managers receive intense training and are measured on a number of criteria including sales performance and territory market share penetration. For the first time in the Company's history, the Company will work the markets on a proactive, systematic basis and each territory manager's employment will be based on his or her individual performance and market penetration. The Company has also developed a marketing plan and strategy to exploit the changes in the Company's markets.

     Competition. The recognition industry includes two completely different markets -- the recognition awards market and the safety incentive awards market -- which must be sold and managed individually. Both markets are highly fragmented. The years of service award market is approaching a billion dollar industry with three major competitors, O.C. Tanner, Jostens, and The Robbins Company, which have combined annual sales of $400 - $500 million. All three of these competitors are strong, well-capitalized companies with large jewelry manufacturing facilities. The service award market is highly competitive. The safety incentive industry is estimated to be a billion dollar industry, but is fragmented with no dominant market force. The Company is not aware of any competitor in the safety incentive industry possessing the same core competencies as the Company. The Company competes in both the recognition awards and in the safety incentive awards markets on the basis of program design, customer service, product quality, full program administration and flexibility.

     Employees. As of July 15, 1997, the Company employed a total of 130 regular employees. The number of seasonal employees fluctuated during 1996 from a high of 302 to a low of 9 due to the seasonal nature of the Company's business. The Company's employees are not represented by a union and no work stoppages have occurred since the purchase of the Company by Pages in 1990.

     Properties. The Company's principal properties are its 134,000 square foot warehouse and offices located in Shelby, North Carolina and its 163,700 square foot warehouse located in Kings Mountain, North Carolina, both of which are owned by the Company.

     Financing. The Company has a revolving credit facility from The Huntington National Bank in the maximum principal amount of $4.5 million. Borrowings under the credit facility are limited to the sum of (i) the lesser of 60% of the Company's eligible inventory or an inventory cap which is up to the sum of $3.5 million for the months of January through and including May each calendar year and $4.5 million for the months of June through and including December of each calendar year, plus (ii) up to 75% of eligible real estate. The foregoing percentages are subject to increase or decrease by the lender upon thirty days notice. The credit facility has an expiration date of June 30, 1998 and bears interest at the lender's prime rate of interest plus one percent, floating daily. All business assets of the Company are pledged as collateral for the credit facility. The credit facility also includes certain financial covenants, including covenants that the Company maintain certain financial ratios including a minimum tangible capital base and a minimum pre-tax profit from operations. In addition, the credit facility contains limitations on capital expenditures, fixed asset sales, loans and/or advances to shareholders, payment of dividends, and employees and restrictions on operating leases.

     Customer Contracts. Although it is difficult for the Company's customers to discontinue a program once it has been initiated by the Company, all of the contracts the Company has with its customers are cancelable by the customer upon ninety-days notice.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of the Company:

                                                                            DIRECTOR OR
NAME                            AGE              POSITION             EXECUTIVE OFFICER SINCE
----                            ---              --------             -----------------------
S. Robert Davis(1)............  58    Chairman of the Board                    1990(2)
Charles R. Davis(1)...........  35    President and Director                   1990(2)
Robert V. Boylan..............  34    Chief Operating Officer and              1997
                                        Director
Jeffrey A. Ross...............  30    Chief Financial Officer and              1996
                                        Secretary
David J. Richards.............  45    Director                                 1997
Michael P. Beauchamp..........  51    Director                                 1997

---------------

(1) S. Robert Davis is the father of Charles R. Davis.
(2) Including the period prior to the Company's domicile change merger in 1996.

     Executive officers serve at the pleasure of the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for one year and until their successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term.

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

     S. Robert Davis has been the Chairman of the Board and President of Pages, Inc., a Company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 ("Pages") for the past five years. Until December 31, 1996, the Company was a wholly-owned subsidiary of Pages. Mr. Davis was a founder of Arthur Treacher's Fish & Chips, Inc. He also was one of three original shareholders and directors of Wendy's International, was a founder, shareholder and director of Orange-Co., Inc., a manufacturer of frozen orange juice concentrate, and is a former Chairman of the Board of Buckeye Financial Corporation and a former member of the Board of Directors of Buckeye Federal Savings & Loan Association. Except for the Company and Pages, Mr. Davis no longer serves as a director of any of the aforementioned entities.

     Charles R. Davis has served as the President of the Company since September, 1992. From 1978 until 1980, Mr. Davis was Vice President of Real Estate of Orange & Co., Inc. and from 1983 until 1996, he was a director and executive officer of Pages, Inc. Mr. Davis received his bachelor's degree in business administration from Franklin University.

     Robert V. Boylan joined the Company in August, 1996, as Executive Vice President of Sales, and was promoted to Chief Operating Officer in March of 1997. From April 1987 until August, 1996, Mr. Boylan served in various sales and marketing capacities with Certainteed Corporation, a diversified building products manufacturer. Certainteed is not a parent, subsidiary, or other affiliate of the Company. Mr. Boylan has also served as a contract consultant for the American Management Association from 1992 through 1995, and from 1992 until August, 1996, for Beauvestco Consulting, specializing in sales development and sales management. Mr. Boylan received his MBA from Wake Forest University.

     Jeffrey A. Ross is a certified public accountant. He joined the Company as its controller in June, 1993 and was promoted to Chief Financial Officer in November, 1996. Mr. Ross was employed as an accountant by a large public accounting and consulting firm from September, 1989, until June, 1993.

     David J. Richards has been the President and a director of NetMed, Inc. for over five years. NetMed is not a parent, subsidiary or other affiliate of the Company. NetMed is a company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934.

     Michael P. Beauchamp has been the President of Beauvestco, a management consulting firm, since 1989. Beauvestco is not a parent, subsidiary, or other affiliate of the Company.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145(a) of the DGCL provides in relevant part that "a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was bought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper." The Company's Certificate of Incorporation provides for such indemnification to the fullest extent provided for by the DGCL.

     The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by the DGCL. The Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

     The Company's Bylaws provide that the Company shall indemnify to the fullest extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     The Company has entered into indemnification agreements with Messrs. S. Robert Davis, Charles Davis, Richards, Beauchamp, Boylan and Ross. The Company may enter into separate indemnification agreements with other officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Bylaws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses as a result of any proceeding against them as to which they could be indemnified. The Company believes these agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities under the Securities Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN TRANSACTIONS

     In connection with the distribution on December 31, 1996, by Pages of all of the Company Common Stock owned by it, Pages and the Company entered into a Distribution Agreement. The form of the Distribution Agreement was filed by the Company with the Securities and Exchange Commission as an Exhibit to the Company's Form 10. S. Robert Davis is the Chairman of the Board of Pages and he and Charles R. Davis are substantial shareholders of Pages. The following is in summary of the terms of the Distribution Agreement, which is qualified in its entirety by reference to Distribution Agreement.

     The Distribution Agreement provides, among other things, for the indemnification by each party of the other against certain liabilities, including certain tax liabilities. In addition, the Distribution Agreement provides for the execution and delivery by the Company to Pages of a subordinated debenture in the principal amount of $5 million bearing interest at 7% per annum payable quarterly, with principal payments of $100,000 each due at the end of each of the first four years, and a final payment of $4,600,000 due at the end of the fifth year. The Distribution Agreement also provides that Pages and the Company is granted access to certain records and information in the possession of the other, and requires the retention by each for a period of five years following the Distribution of all such information in its possession.

     The Distribution Agreement also provides for the allocation of certain taxes. In general, Pages is responsible for filing all tax returns and paying all taxes relating to the Company for periods through the Distribution Date, and the Company is responsible for filing all such tax returns and paying all such taxes for period beginning after the Distribution Date. Pages and the Company agree to cooperate with one another and to share information in preparing such tax returns and in dealing with other tax matters.

DIRECTOR COMPENSATION

     Each director who is not an officer of the Company receives a fee of $500 for attendance at each Board meeting, a fee of $250 for attendance at each telephonic Board meeting, and a fee of $250 for attendance at each meeting of a Board committee of which he is a member. Directors who are also officers of the Company receive no additional compensation for their services as directors. The Company has adopted a Non-Employee Director Stock Option Plan (the "Director Option Plan"), which provides for the grant, at the discretion of the Company's Board of Directors, of options to purchase up to 40,000 shares of Common Stock upon such terms as are determined by the Board in its discretion. In June, 1997, options to purchase 10,000 shares of Common Stock at a purchase price of $4.50 per share were granted under the Director Option Plan.

EXECUTIVE COMPENSATION

     The Company's President, Charles R. Davis, was paid a salary of $132,315, $147,896 and $140,000 in each of the 1996, 1995, and 1994 fiscal years, respectively. Mr. Davis exercised options to purchase Pages common stock during 1996 and 1995, the difference between the fair market value of the Pages common stock received and the option exercise price of which was $134,040 and $103,389, respectively. He did not receive any other compensation from the Company in those years and he did not receive any grants of options to purchase Pages common stock in those years. In March, 1997, the Company granted to Mr. Davis options under its 1996 Incentive Stock Option Plan to purchase 35,000 shares of Common Stock at a purchase price of $3.50 per share. On July 17, 1997, the Company agreed to grant to Mr. Davis performance options to purchase 200,000 shares of Company Common Stock, 50,000 of which will be granted if the Company has pre-tax earnings of at least $1 million in any fiscal year, 75,000 of which will be granted if the Company has pre-tax earnings of at least $1.5 million in any fiscal year, and 75,000 of which will be granted if the Company has pre-tax earnings of at least $2 million in any fiscal year, in each case as long as Mr. Davis was employed by the Company at the end of the applicable fiscal year. The performance options are exercisable at the market price of the Common Stock at the date of the grant, which will be the date that the Company files its Form 10-K with its audited financial statements showing that the required earnings plateau is satisfied. Mr. Davis' compensation is established by the Board of Directors. No other executive officer of the Company received compensation exceeding $100,000 during fiscal years 1996, 1995, and 1994.

1996 INCENTIVE STOCK OPTION PLAN

     The Company has adopted a 1996 Incentive Stock Option Plan (the "Incentive Plan") which provides for the grant, at the discretion of the Board of Directors, of options to purchase up to 85,000 shares of Common Stock to key employees of the Company. It is intended that options granted under the Incentive Plan qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The selection of participants, allotment of shares, determination of exercise price and other considerations relating to the grant of options under the Incentive Plan is determined by the Board of Directors, at its discretion. Options granted under the Incentive Plan are exercisable for a period of up to ten years after the date of grant at an exercise price which is not less than the fair market value of the shares on the date of grant, except that the term of an incentive stock option granted under the Incentive Plan to a shareholder owning more than 10% of the outstanding shares may not exceed five years and its exercise price may not be less than 110% of the fair market value of the shares on the date of grant. In January, 1997, the Company granted options under the Incentive Plan to purchase 29,500 shares of Common Stock at a purchase price of $4.00 per share and on two different occasions in March, 1997, the Company granted options under the Incentive Plan to purchase 40,000 shares of Common Stock at a purchase price of $3.50 per share and 5,000 shares of Common Stock at a purchase price of $4.00 per share. Options currently outstanding under the Incentive Plan are not exercisable until the expiration of one year after the date of grant.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by (i) each person who beneficially owns more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the President of the Company (the only executive officer of the Company whose cash and non-cash compensation for services rendered to the Company for the year ended December 31, 1996, exceeded $100,000) and (iv) all directors and executive officers of the Company as a group:

                                                                                  PERCENT OF
                                                                                   CLASS(2)
                                                                              -------------------
                                                     AMOUNT AND NATURE OF      BEFORE     AFTER
NAME AND ADDRESS                                    BENEFICIAL OWNERSHIP(1)   OFFERING   OFFERING
----------------                                    -----------------------   --------   --------
S. Robert Davis...................................          213,020(3)           21%        12%
  801 94th Avenue North
  St. Petersburg, FL 33702
Charles R. Davis..................................          105,016(4)           10%         6%
  4205 E. Dixon Blvd.
  Shelby, NC 28150
All directors and executive officers as a group
  (6 persons).....................................          367,344(5)           37%        21%

---------------

(1) Represents sole voting and investment power unless otherwise indicated.
(2) Based on 1,003,431 shares of Common Stock outstanding as of July 15, 1997, plus, as to each person listed, that portion of unissued shares of Common Stock subject to outstanding options which may be exercised by such person within the next 60 days, and as to all directors and executive officers as a group, unissued shares of Common Stock as to which the members of such group have the right to acquire beneficial ownership upon the exercise of stock options within the next 60 days. Assumes no exercise of the Warrants, the Over-Allotment Option, or the Underwriter's Option. See "Shares Eligible for Future Sale."
(3) Includes 4,066 shares owned by Mr. Davis' wife as to which Mr. Davis disclaims beneficial ownership.
(4) Includes 936 shares owned by Mr. Davis' wife and 725 shares owned by Mr. Davis' children as to which Mr. Davis disclaims beneficial ownership.
(5) The number of shares of Common Stock beneficially owned by all directors and executive officers as a group includes all the shares of Common Stock listed above including 10,000 unissued shares of Common

    Stock as to which the Company's two non-employee directors have the right to acquire beneficial ownership upon the exercise of stock options within the next 60 days, 26,709 shares of Common Stock owned by Mr. Richards, a director of the Company, and 5,967 shares of Common Stock owned by Mr. Beauchamp, a director of the Company, 4,536 shares of Common Stock owned by Robert V. Boylan, an executive officer of the Company, and 2,095 shares of Common Stock owned by Jeffrey A. Ross, an executive officer of the Company.

                              DESCRIPTION OF SECURITIES

     The Company is authorized to issue 5,000,000 shares of Common Stock and 300,000 shares of Preferred Stock. At July 15, 1997, there are 1,003,341 shares of Common Stock outstanding held of record by approximately 550 stockholders and no shares of Preferred Stock outstanding. There can be no assurance given that a more liquid trading market for the Common Stock will develop or that a regular trading market for any of the Securities will develop after the completion of the Offering. If a more liquid or regular trading market does in fact develop, there can be no assurance given that it will be sustained. In connection with the Offering, application has been made to list the Units and the Warrants on the Nasdaq SmallCap Market under the symbols CASCU and CASCW, respectively. If, for any reason, a liquid or regular trading market does not develop, purchasers of such Securities may have difficulty selling their securities should they desire to do so.

UNITS

     Each Unit offered hereby consists of one share of Common Stock and two Warrants. The Shares and the Warrants included in the Units will be detachable and will trade separately twelve (12) months after issuance. Should the Warrants included in the Units be exercised, of which there is no assurance, the Company will receive the proceeds therefrom, aggregating up to an additional $9.49 million.

COMMON STOCK

     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of Common Stock be issued. In addition, the rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock or one or more series of Preferred Stock. The Board of Directors has no present plan to establish any such additional class or series. See "Risk Factors -- Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover." Holders of the Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation.

     Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions, such as most amendments to the certificate of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of a majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present or represented by proxy at the particular stockholders' meeting. Prior to the completion of this Offering, the Company's directors, officers and greater than 5% stockholders as a group beneficially own approximately 37% of the outstanding Common Stock of the Company. Upon completion of this Offering, such persons will beneficially own approximately 21% of the outstanding shares (20% if the Over-Allotment Option is exercised in full). See "Principal Stockholders." Accordingly, such persons will continue to be able to control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.

PREFERRED STOCK

     The Board of Directors of the Company is authorized (without any further action by the stockholders) to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends, if any, on the Common Stock. Also holders of the preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management. The Board of Directors of the Company, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the holders of Common Stock. On the date of this Prospectus, none of the 300,000 authorized shares of preferred stock are outstanding and the Company has no present intention to issue any shares of preferred stock.

REDEEMABLE CLASS A WARRANTS

     The Units being offered hereby include 1,500,000 Warrants. Warrants will be issued under and governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent") and will be evidenced by warrant certificates in registered form. The following summary of the Warrant Agreement is not complete and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Each Warrant entitles the holder thereof to purchase one share of Common Stock at an initial price of $5.50 per share during the Warrant Exercise
Period -- the period commencing one year after the date of this Prospectus and terminating four years thereafter. The shares of Common Stock underlying the Warrants will, upon exercise of the Warrants, be validly issued, fully paid and nonassessable. The Warrants are redeemable by the Company at any time during the Warrant Exercise Period for $0.05 per Warrant if the average closing price or bid price of a share of Common Stock, as reported by NASDAQ, equals or exceeds $8.75 for any twenty (20) consecutive trading days ending within five (5) day prior to the date of the notice of redemption.

     The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement, the Warrantholders will be unable to exercise the Warrants and the Warrants may become valueless. Moreover, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrantholder resides, such holder might not be permitted to exercise the Warrants. In the event that the Warrants are called for redemption, the Warrantholders may not be able to exercise their Warrants in the event that the Company has not updated this Prospectus in accordance with the requirements of the Securities Act or the Warrants have not been qualified for sale under the laws of the state where the Warrantholder resides. In addition, in the event that the Warrants have been called for redemption, such call for redemption could force the Warrantholder to either (i) assuming the necessary updating to the Prospectus and state blue sky qualifications have been effected, exercise the Warrants and pay the exercise price at a time when, in the event of a decrease in market price from the period preceding the issuance of the call for redemption, it may be less than advantageous economically to do so, or (ii) accept the redemption price, which, in the event of an increase in the price of the Common Stock, could be substantially less than the market value thereof at the time of redemption. See "Risk Factors -- Current Prospectus and State Registration Required to Exercise Warrants" and "Potential Adverse Effect of Redemption of Warrants; Market Overhang."

     The Warrantholders are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose. The Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the Warrant Agent.

     Assuming there is a current effective registration statement covering the shares of Common Stock underlying such Warrants, each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised from time to time in whole or in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect Warrantholders against dilution in the event of stock dividends and distributions, stock splits, recapitalizations, mergers, consolidations and similar transactions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Securities of the Company is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no market for the Units, the Common Stock or the Warrants and no predictions can be made for the effect, if any, that market sales of the Units, the Common Stock or the Warrants, or the availability of any of such Securities for sale will have on the market price prevailing from time to time. Sales of substantial amounts of the Units, the Common Stock and the Warrants in the public market could adversely affect prevailing market prices for the Units, the Common Stock and the Warrants and impair the Company's ability to raise equity capital in the future.

     Upon completion of the Offering, there will be 1,753,431 shares of Common Stock issued and outstanding (1,865,931 if the Over-Allotment Option is exercised in full) and 1,500,000 Warrants (1,725,000 if the Over-Allotment Option is exercised in full). Of these securities, the 1,003,431 currently outstanding Shares and the 750,000 Shares and 1,500,000 Warrants which are part of the Units offered hereby (862,500 Shares and 1,725,000 Warrants if the Over-Allotment Option is exercised in full) will be freely tradable without registration or other restriction under the Securities Act, except for any shares held or purchased by an "affiliate" (as defined in the Securities Act) of the Company. Shares of Common Stock purchased by an "affiliate" of the Company will be subject to Rule 144.

     In general, under Rule 144 as amended, persons deemed to be affiliates may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. S. Robert Davis and Charles R. Davis will enter into a Lock-Up Agreement relating to securities beneficially owned as of such date pursuant to which they agree not to, directly or indirectly, issue, offer, agree to offer to sell, sell or grant an option for the purchase of, sale, transfer, pledge, assign, hypothecate, distribute or otherwise dispose of or encumber such securities or options, rights, warrants or other securities convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for shares of Common Stock (whether or not beneficially owned by such person) or any beneficial interest therein for a period of eighteen (18) months after the date of this Prospectus without the consent of the Underwriter. However, S. Robert Davis is permitted to sell 15,000 of his shares during the first twelve months after the date of this Prospectus and an additional 10,000 shares during the following six months, and Charles R. Davis is permitted to sell 10,000 of his shares during the first twelve months after the date of this Prospectus and an additional 5,000 shares during the following six months, in each case, with the timing of the sale of such shares subject to the approval of the Underwriter.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriter has agreed to purchase from the Company 750,000 Units offered hereby on a "firm commitment" basis. The Units are being offered to the public at a price of $5.00 per Unit. The Underwriter had advised the Company that sales to certain dealers who are NASD members may be made at
the public offering price less concessions not to exceed $          per Unit.
After the public offering, the public offering prices, concessions and reallowances may be changed by the Underwriter. The Underwriter does not intend to sell any of the Units to accounts over which it exercises discretionary authority.

     The Company has granted an option to the Underwriter, exercisable during the 30-day period from the date of this Prospectus, to purchase up to a maximum of 112,500 additional Units at the offering price, less the underwriting discount, to cover over-allotments, if any.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

     The Company has agreed to pay to the Underwriter a non-accountable expense allowance of $112,500 equal to three percent (3%) of the aggregate offering price of the Units offered hereby (or $129,375 assuming exercise of the Over-Allotment Option). The Underwriter's expenses in excess of the stated expense allowance will be borne by the Underwriter. To the extent that the expenses of the Underwriter are less than the stated expense allowance, the difference may be deemed compensation to the Underwriter in addition to the sales commission payable to the Underwriter.

     The Company has agreed to grant to the Underwriter, or its designees, an option to purchase up to an aggregate of 75,000 Units ("Underwriter's Option") which are being registered in connection with this Offering. The Underwriter's Option shall be exercisable during the four-year period commencing one (1) year after the date of this Prospectus. The Underwriter's Option may not be assigned, transferred, sold or hypothecated by the Underwriter after the date of this Prospectus, except to officers or partners of the Underwriter or any of the underwriters and selling group members in the Offering. Any profits realized by the Underwriter upon the sale of the securities issuable upon exercise of the Underwriter's Option may be deemed to be additional underwriting compensation. The exercise price of the Units issuable upon exercise of the Underwriter's Option during the period of exercisability shall be 120% of the initial public offering price of such Units. The exercise price of the Underwriter's Option and the number of shares of Common Stock underlying the Underwriter's Option are subject to adjustment in certain events to prevent dilution. The holders of the Underwriter's Option are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock and Warrants with a resulting dilution in the interest of other stockholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriter's Option is outstanding. At any time when the holders of the Underwriter's Option might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms.

     The Company has agreed to pay the Underwriter a warrant solicitation fee of 4% of the exercise price of any of the Warrants exercised beginning one year after the effective date of the Registration Statement (not including Warrants exercised by the Underwriter) if (a) the market price of the Company's Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (b) the exercise of the Warrant was solicited by the Underwriter and the holder of the Warrant designates the Underwriter in writing as having solicited such Warrant, (c) the Warrant is not held in a discretionary account,
(d) disclosure of the compensation arrangement is made upon the sale and exercise of the Warrants, (e) soliciting the exercise is not in violation of Registration M under the Securities Exchange Act of 1934, and (f) solicitation of the exercise is in compliance with the NASD Notice to Members 81-38 (September 22, 1981).

     S. Robert Davis and Charles R. Davis have agreed in writing not to sell, assign or transfer any of the Company's securities without the Underwriter's prior written consent for a period of eighteen (18) months after the date of this Prospectus. However, S. Robert Davis is permitted to sell 15,000 of his shares during the first twelve months after the date of this Prospectus and an additional 10,000 shares during the following six months, and Charles R. Davis is permitted to sell 10,000 of his shares during the first twelve months after the date of this Prospectus and an additional 5,000 shares during the following six months, in each case, with the timing of the sale of such shares subject to the approval of the Underwriter, which approval must be given within 30 days after a request for same.

     The Company has also agreed that, if it enters into a transaction (including a merger, joint venture or the acquisition of another entity) introduced to the Company by the Underwriter within five (5) years after the date of this Prospectus, the Company will pay the Underwriter a fee equal to five percent of the first $3 million of consideration received by the Company, four percent of the next $3 million, three percent of the next $2 million, two percent of the next $2 million and one percent of the excess, if any, over $10 million. At the present time, the Company has no plans to enter into any such transaction.

     Following the consummation of the Offering, the Underwriter intends to seek others to make a market in the Company's Securities in addition to the Underwriter.

LITIGATION INVOLVING UNDERWRITER MAY AFFECT SECURITIES.

     The Company has been advised by the Underwriter, that on or about May 22, 1995, the Underwriter and Elliot Loewenstern and Richard Bronson, principals of the Underwriter, and the Securities and Exchange Commission (the "Commission") agreed to an offer of settlement (the "Offer of Settlement") in connection with a complaint filed by the Commission in the United States District Court for the Southern District of Florida alleging violations of the federal securities laws,
Section 17(a) of the Securities Act of 1933, as amended (the "Securities Act"),
Section 10(b) and 15(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rules 10b-5, 10b-6 and 15cl-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three
(3) initial public offerings ("IPOs") in 1992 and 1993, the Underwriter engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by the Underwriter and Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"), the Underwriter:

     - was required to disgorge $1,000,000 to the Commission, which amount was paid in four (4) equal installments on or before June 22, 1995;

     - agreed to the appointment of an independent consultant ("Consultant").

     Consultant was obligated, on or before November 1, 1996:

     - to review the Underwriter's policies, practices and procedures in six (6) areas relating to compliance and sales practices;

     - to formulate policies, practices and procedures for the Underwriter that the Consultant deems necessary with respect to the Underwriter's compliance and sales practices;

     - to prepare a report devoted to and which details the aforementioned policies, practices and procedures (the "Report");

     - to deliver the Report to the President of the Underwriter and to the staff of the Southeast Regional office of the Commission;

     - to prepare, if necessary, a supervisory procedures and compliance manual for the Underwriter, or to amend the Underwriter's existing manual; and

     - to formulate policies, practices and procedures designed to provide mandatory on-going training to all existing and newly hired employees of the Underwriter. The Final Judgment further provides that, within thirty
      (30) days of the Underwriter's receipt of the Report, unless such time is extended, the Underwriter shall adopt, implement and maintain any and all policies, practices and procedures set forth in the Report.

     On or about December 19, 1996, the Consultant completed the Report which was thereafter delivered to the Underwriter. The Report addresses the areas relating to compliance and sales practices referred to above. The Underwriter is reviewing the Report and undertaking steps to implement the recommendations and procedures in the Report, in accordance with the provisions of the Final Judgment.

     The Final Judgment also provides that an independent auditor ("Auditor") shall conduct four (4) special reviews of the Underwriter's policies, practices and procedures, the first such review to take place six (6) months after the Report has been delivered to the Underwriter and thereafter at six-month intervals. The Auditor is also authorized to conduct a review, on a random basis and without notice to the Underwriter, to certify that any persons associated with the Underwriter who have been suspended or barred by any Commission order are complying with the terms of such orders.

     On July 10, 1995, the action against Messrs. Loewenstern and Bronson was dismissed with prejudice. Mr. Bronson agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr. Bronson's suspension. Both suspensions have been completed.

     In the event that the requirements of the foregoing judgment adversely affect the Underwriter's ability to act as a market maker for the Securities, and additional broker-dealers do not make a market in the Company's Securities, the market for, and the liquidity of, the Company's securities may be adversely affected. In the event that other broker-dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. For additional information regarding the Underwriter, investors may call the National Association of Securities Dealers, Inc. at (800) 289-9999.

RECENT STATE ACTION INVOLVING THE UNDERWRITER-POSSIBLE LOSS OF LIQUIDITY.


     The State of Indiana commenced an action seeking, among other things, to revoke the Underwriter's license to do business in such state. The complaint alleged that Biltmore offered and/or sold securities that were neither registered nor exempt, engaged in dishonest or unethical practices in the securities business, failed to reasonably supervise its agents and violated the antifraud provisions of the Indiana Securities Act. The action was settled without any admission, finding or judgment against Biltmore of any violation of the Indiana Securities Act and the Underwriter agreed to, among other things, resolve certain customer claims, the payment of a fine and costs and restrictions with respect to the sale of securities to Indiana residents. Specifically, the Underwriter agreed that it will not sell any securities to Indiana residents (i) which are not listed on the New York Stock Exchange, the American Stock Exchange or Nasdaq; (ii) for which the Underwriter has served as lead underwriter or as a member of the selling syndicate; or (iii) for which the Underwriter is a market maker. Under the terms of the settlement agreement, the Underwriter continues to maintain its license in the State of Indiana. The Company does not intend to seek qualification for the sale of the Securities in the state of Indiana.



     On July 18, 1997, the State of Arkansas, Securities Department issued a consent order in lieu of the filing of a complaint as settlement of all claims against Biltmore Securities and Elliot A. Loewenstern. The claims related to certain practices constituting violations of the Arkansas Securities Act including promising customers price appreciation, failing to disclose negative information regarding stocks, representing that they knew of "inside information" and using high pressure sales tactics during the period February 1992 to October 1993. Biltmore and Mr. Loewenstern consented to the entry of the order without admitting or denying any wrongdoing or violation. The consent order censured Biltmore Securities and Elliot A. Loewenstern and required that they pay the amount of $25,000 for costs and expenses relating to the proceedings. The consent order also required that Biltmore deliver to the Commissioner of Securities a copy of the final report prepared by the independent consultant. All terms of the consent order have been fully complied with.

     On September 10, 1997, the State of California issued a Notice of Intention to Issue Order Revoking Biltmore's Broker-Dealer Certificate. The accusation alleges that it is appropriate for Biltmore's broker-dealer license to be revoked in the public interest as a result of Biltmore being subject to enforcement orders issued by the Securities and Exchange Commission, the Arkansas Securities Department and the Indiana Securities Division. The Underwriter, Biltmore, intends to request a hearing and contest the accusation. Such proceeding, if ultimately successful may adversely effect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities. Biltmore is the sole Underwriter of this firm commitment underwriting.

     According to the records of the Central Register Depository maintained by the National Association of Securities Dealers Regulation, Inc. ("NASDR"), Messrs. Loewenstern and Bronson, the principals of Biltmore, have 46 and 44 recorded incidents respectively, some of which are disciplinary complaints.

                                 LEGAL MATTERS

     The validity of the Securities being offered hereby will be passed upon for the Company by Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., Tampa, Florida. Certain legal matters will be passed upon for the Underwriter by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022.

                             CHANGE OF ACCOUNTANTS

     On July 17, 1997, the Company dismissed Deloitte & Touche LLP as its principal independent accountant. The reports of Deloitte & Touche LLP on the Company's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty or audit scope. The report dated March 3, 1997 of Deloitte & Touche LLP on the Company's 1996 and 1995 financial statements expressed an unqualified opinion, and included an explanatory paragraph for a change in accounting principle. The Company's Board of Directors participated in and approved the decision to change independent accountants. In connection with its audits for the two most recent fiscal years and through July 17, 1997, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through July 17, 1997, there have been no reportable events by Deloitte & Touche LLP.

     The Company engaged Hausser + Taylor as its new independent accountants as of July 18, 1997. During the two most recent fiscal years and through July 18, 1997, the Company has not consulted with Hausser + Taylor on items which were or should have been subject to Statement on Auditing Standards No. 50 or which concerned the subject matter of a disagreement or reportable event with the former auditors.

                                    EXPERTS

     The Company's balance sheet as of December 31, 1996 and the Company's statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995 have been included herein and in the Registration Statement in reliance upon the report of Hausser + Taylor, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission with respect to the Securities offered hereby. This Prospectus filed as a part of the Registration Statement does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to such Registration Statements including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance, reference is made to such contract, agreement or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Company and the Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549, as well as at the New York regional office of the Commission at Seven World Trade Center, 14th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Sheet, Suite 1400, Chicago, Illinois 60661. Registration statements transmitted throughout the Commission's Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Commission's Internet site on the Web (http://www.sec.gov). Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Application has been made to list the Units, the Common Stock and the Warrants in the Bulletin Board. The foregoing material also should be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W, Washington, D.C. 20006.

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Audited Financial Statements:
  Statements of Operations --
     Six Months Ended June 30, 1997 and 1996 (unaudited),
      and Years ended December 31, 1996 and December 31,
      1995..................................................   F-3
  Balance Sheets --
     June 30, 1997 (unaudited) and December 31, 1996........   F-4
  Statements of Cash Flows --
     Six Months Ended June 30, 1997 and 1996 (unaudited),
      and Years ended December 31, 1996 and 1995............   F-5
  Statements of Stockholders' Equity --
      Six Months Ended June 30, 1997 (unaudited), and Years
      ended December 31, 1996 and 1995......................   F-6
  Notes to Financial Statements.............................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of CASCO INTERNATIONAL, INC.
Shelby, North Carolina

     We have audited the accompanying balance sheet of CASCO INTERNATIONAL, INC. (the "Company") (formerly CA Short Company) as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, effective January 1, 1996, the Company changed its method of accounting for the recognition of referred revenue for the prepaid safety award programs.

                                                 /s/ HAUSSER + TAYLOR
                                          --------------------------------------

Columbus, Ohio
July 29, 1997

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                            STATEMENTS OF OPERATIONS
          FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                              DECEMBER 31,   DECEMBER 31,
                                              JUNE 30, 1997   JUNE 30, 1996       1996           1995
                                              -------------   -------------   ------------   ------------
                                               (UNAUDITED)     (UNAUDITED)
Revenues....................................   $8,443,149      $10,052,824    $21,959,396    $22,620,011
                                               ----------      -----------    -----------    -----------
Costs and Expenses:
  Cost of goods sold........................    4,780,213        5,962,436     13,523,932     13,862,313
  Selling, general and administrative.......    3,861,680        3,811,809      8,051,446      8,155,260
  Interest..................................      257,863           32,961        128,965        416,189
  Depreciation and amortization.............      174,147          167,092        338,234        362,523
  Management fee paid to Pages..............           --          250,000        500,000        500,000
                                               ----------      -----------    -----------    -----------
                                                9,073,903       10,224,298     22,542,577     23,296,285
                                               ----------      -----------    -----------    -----------
  Loss before income taxes and cumulative
     effect of change in accounting
     principle..............................     (630,754)        (171,474)      (583,181)      (676,274)
  Benefit for income taxes..................      241,000           57,300        195,100        248,600
                                               ----------      -----------    -----------    -----------
  Loss before cumulative effect of change in
     accounting principle...................     (389,754)        (114,174)      (388,081)      (427,674)
  Cumulative effect of change in accounting
     principle, net of tax of $397,850......           --          596,814        596,814             --
                                               ----------      -----------    -----------    -----------
          NET INCOME (LOSS).................   $ (389,754)     $   482,640    $   208,733    $  (427,674)
                                               ==========      ===========    ===========    ===========
  PRO FORMA INCOME (LOSS) PER COMMON SHARE:
  Loss before cumulative effect of change in
     accounting principle...................   $     (.39)     $      (.11)   $     (0.39)   $     (0.43)
  Cumulative effect of change in accounting
     principle..............................           --              .59            .59             --
                                               ----------      -----------    -----------    -----------
          NET INCOME(LOSS)..................   $     (.39)     $       .48    $      0.20    $     (0.43)
                                               ==========      ===========    ===========    ===========
  PRO FORMA AMOUNTS ASSUMING THE NEW
     ACCOUNTING METHOD IS APPLIED
     RETROACTIVELY:
  Net Loss..................................   $       --      $        --    $  (388,081)   $  (169,802)
                                               ==========      ===========    ===========    ===========
  Loss per common share.....................   $       --      $        --    $     (0.39)   $     (0.17)
                                               ==========      ===========    ===========    ===========
  Pro forma weighted average common and
     common equivalent shares...............    1,003,431        1,003,431      1,003,431      1,003,431
                                               ==========      ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                                 BALANCE SHEETS
                JUNE 30, 1997 (UNAUDITED) AND DECEMBER 31, 1996

                                                               JUNE 30,     DECEMBER 31,
                                                                 1997           1996
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash......................................................  $   144,986   $   130,971
  Accounts receivable.......................................    1,553,287     4,644,027
  Inventory.................................................    5,461,493     6,968,365
  Prepaid expenses..........................................      844,573       818,108
                                                              -----------   -----------
          Total current assets..............................    8,004,339    12,561,471
                                                              -----------   -----------
Buildings and equipment:
  Buildings.................................................    3,194,058     3,194,058
  Equipment.................................................    1,903,892     1,866,122
                                                              -----------   -----------
                                                                5,097,950     5,060,180
  Less accumulated depreciation.............................   (1,496,913)   (1,339,848)
                                                              -----------   -----------
                                                                3,601,037     3,720,332
Land........................................................      211,468       211,468
                                                              -----------   -----------
          Total property and equipment, net.................    3,812,505     3,931,800
                                                              -----------   -----------
Other assets:
  Cost in excess of net assets acquired, net of accumulated
     amortization of $250,526 and $233,444, respectively....    1,115,941     1,133,023
  Other.....................................................      634,256       622,256
                                                              -----------   -----------
                                                                1,750,197     1,755,279
                                                              -----------   -----------
          TOTAL ASSETS......................................  $13,567,041   $18,248,550
                                                              ===========   ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..........................................  $   344,650   $ 1,572,020
  Short-term debt...........................................    1,404,015     3,669,746
  Short-term subordinate debenture..........................      100,000            --
  Accrued liabilities.......................................      225,692       342,156
  Advanced deposits.........................................    2,222,998     1,952,317
                                                              -----------   -----------
          Total current liabilities.........................    4,297,355     7,536,239
                                                              -----------   -----------
Due to Pages................................................           --     4,124,975
Advanced deposits...........................................    2,223,755     2,935,626
Subordinated debenture......................................    4,900,000            --
Deferred tax liability......................................       82,650       323,650
                                                              -----------   -----------
          Total Liabilities.................................   11,503,760    14,920,490
                                                              -----------   -----------
Commitments and contingencies...............................           --            --
Stockholders' equity:
  Preferred shares: $.01 par value, 300,000 authorized, none
     issued and outstanding.................................           --            --
  Common shares(1)..........................................        9,291             3
  Capital in excess of par value............................    3,273,669     4,157,982
  Accumulated deficit.......................................   (1,219,679)     (829,925)
                                                              -----------   -----------
          Total stockholders' equity........................    2,063,281     3,328,060
                                                              -----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $13,567,041   $18,248,550
                                                              ===========   ===========

---------------
(1) At June 30, 1997 and December 31, 1996 -- par value $.01, authorized -- 5,000,000, issued and outstanding -- 929,103 and 334.91, respectively.

    The accompanying notes are an integral part of the financial statements.

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                            STATEMENTS OF CASH FLOWS
          FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                            JUNE 30,       JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                              1997           1996           1996           1995
                                          ------------   ------------   ------------   ------------
                                          (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................  $   (389,754)  $    482,640   $    208,733   $   (427,674)
  Adjustments to reconcile net income
     (loss) to cash provided by
     operating activities:
     Depreciation and amortization......       174,147        167,092        338,234        362,523
     Deferred provision.................      (241,000)       (57,300)       202,750       (248,600)
  Changes in assets and liabilities:
     (Increase) decrease in assets:
       Accounts receivable..............     3,090,740      4,040,514      1,457,602      1,176,556
       Inventory........................     1,506,872      1,159,583       (187,953)     2,929,577
       Prepaid expenses and other
          assets........................       (38,465)      (121,615)       (18,377)       (22,151)
     Increase (decrease) in liabilities:
       Accounts payable and accrued
          liabilities...................    (1,343,834)    (1,162,132)       243,124     (2,151,502)
       Advance deposits.................      (441,190)      (951,690)      (760,164)     1,433,220
                                          ------------   ------------   ------------   ------------
          Total adjustments.............     2,707,270      3,074,452      1,275,216      3,479,623
                                          ------------   ------------   ------------   ------------
Net cash provided by operating
  activities............................     2,317,516      3,557,092      1,483,949      3,051,949
                                          ------------   ------------   ------------   ------------
Cash flows from investing activities:
  Payments for purchases of property and
     equipment..........................       (37,770)      (219,615)      (421,740)      (161,676)
                                          ------------   ------------   ------------   ------------
Cash used in investing activities.......       (37,770)      (219,615)      (421,740)      (161,676)
                                          ------------   ------------   ------------   ------------
Cash flows from financing activities:
  Due to Pages..........................            --             --             --     (2,488,397)
  Proceeds from debt obligation.........    10,573,563     11,712,321     24,813,186     30,982,347
  Principle payments on debt............   (12,839,294)   (15,234,621)   (25,971,102)   (31,170,959)
                                          ------------   ------------   ------------   ------------
Cash used in financing activities.......    (2,265,731)    (3,522,300)    (1,157,916)    (2,677,009)
                                          ------------   ------------   ------------   ------------
Increase (decrease) in cash.............        14,015       (184,823)       (95,707)       213,264
Cash beginning of period................       130,971        226,678        226,678         13,414
                                          ------------   ------------   ------------   ------------
Cash end of period......................  $    144,986   $     41,855   $    130,971   $    226,678
                                          ============   ============   ============   ============
Other cash flow information:
  Cash payments during the year for:
     Interest...........................  $    170,363   $     68,952   $    166,657   $    442,638
     Income taxes, net of refunds.......            --             --   $     18,100             --
Non cash financing activities:
  Subordinated debenture with Pages
     assumed at spin-off................  $  5,000,000   $         --   $         --   $         --
  Due to Pages replaced with
     subordinated debenture.............  $  4,124,975   $         --   $         --   $         --
  Decrease in Capital in excess of par
     value and common stock from
     spin-off...........................  $    870,025   $         --   $         --   $         --

    The accompanying notes are an integral part of the financial statements.

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                               CAPITAL IN
                                                     COMMON    EXCESS OF    ACCUMULATED
                                           SHARES     STOCK    PAR VALUE      DEFICIT       TOTAL
                                           -------   -------   ----------   -----------   ----------
Balance December 31, 1994................   334.91   $33,491   $4,124,494   $  (610,984)  $3,547,000
Net loss.................................                                      (427,674)    (427,674)
                                           -------   -------   ----------   -----------   ----------
Balance December 31, 1995................   334.91    33,491    4,124,494    (1,038,658)   3,119,327
Change in par value of common stock......            (33,488)      33,488
Net income...............................                                       208,733      208,733
                                           -------   -------   ----------   -----------   ----------
Balance December 31, 1996................   334.91         3    4,157,982      (829,925)   3,328,060
                                           -------   -------   ----------   -----------   ----------
Spin Off from Pages (unaudited)..........  929,768     9,288     (884,313)                  (875,025)
Net loss (unaudited).....................                                      (389,754)    (389,754)
                                           -------   -------   ----------   -----------   ----------
Balance June 30, 1997 (unaudited)........  929,103   $ 9,291   $3,273,669   $(1,219,679)  $2,063,281
                                           =======   =======   ==========   ===========   ==========

    The accompanying notes are an integral part of the financial statements.

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
          FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     The Company is engaged in the design, implementation, and fulfillment of incentive awards and recognition programs for businesses throughout the United States. The Company's corporate headquarters is located in Shelby, North Carolina.

BASIS OF PRESENTATION

     On February 28, 1990, in a transaction accounted for as a purchase, all of the outstanding stock of the Company was acquired by Pages, Inc. ("Pages"). These financial statements were prepared under the resulting new basis of accounting that reflects the fair values of assets acquired and liabilities assumed.

     Effective at the close of business on December 31, 1996, a tax free spin off of the Company's common stock from its parent, Pages, was completed (the "Distribution"). In the Distribution, for every ten shares of Pages common stock outstanding on the record date, one and one-half shares of the Company's common stock was distributed to Pages' stockholders.

UNAUDITED FINANCIAL STATEMENTS

     In the opinion of management, the accompanying interim financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company's unaudited financial statements as of June 30, 1997 and for the six months ended June 30, 1997 and 1996. Operating results for the six month periods are not necessarily indicative of the results for the entire year.

USE OF MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenues from the sale of incentive awards are generally recognized upon shipment and delivery of the related merchandise except for revenue recognized relating to advanced deposits. Revenues from services are insignificant. Returns from the sales of incentive awards and from services are insignificant.

     Effective January 1, 1996, the Company changed its method of accounting for the recognition of revenues relating to advanced deposits to more appropriately recognize revenue and related expenses over the contract period. Previously, the Company recognized such deferred revenue at the conclusion of the respective prepaid safety award programs. Effective with the change, revenues are recognized over the course of the programs based on the Company's historical and expected redemption percentages. The corresponding deferred commission costs have also been recognized in association with this change in the same direct proportion as the revenue recognition.

     The effect of this accounting change in 1996 was to increase income before income taxes and cumulative effect of change in accounting principle by $120,947 and $209,190, net of associated commission expense of

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

$16,352 and $32,704 for the six months ended June 30, 1996 and the year ended December 31, 1996, respectively.

ACCOUNTS RECEIVABLE

     The Company sells its products to numerous commercial and industrial customers, across the United States and Canada. The accounts receivable are well diversified and are expected to be repaid in the normal course of business.

INVENTORY

     Inventory consists of general retail merchandise. Inventory is valued at the lower of cost or market using the first-in, first-out (FIFO) method.

PREPAID EXPENSES

     Prepaid expenses at June 30, 1997 and December 31, 1996 include $654,272 and $701,021, respectively, of prepaid selling costs that include costs for commissions paid to salespeople that relate to advanced deposits for the sales of incentive and recognition awards programs. Such costs are directly attributable to obtaining specific future commitments and are expensed in direct proportion to the revenue recognition.

     Deferred loan costs are amortized using the straight line method over the terms of the related contracts which are short term in nature. Amortization expense totaled $0, $1,239, $1,239 and $50,107 for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996 and 1995, respectively.

BUILDINGS AND EQUIPMENT

     Buildings and equipment are recorded at cost and depreciated over their estimated useful life on the straight-line method. Estimated useful lives range from three to thirty-one years. Major repairs and betterments are capitalized; minor repairs are expensed as incurred. Depreciation expense for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995 totaled $174,147, $167,092, $302,832 and $278,254, respectively.

COST IN EXCESS OF NET ASSETS ACQUIRED AND OTHER ASSETS

     Cost in excess of net assets acquired are amortized on a straight line basis over 40 years. Management periodically evaluates its accounting for cost in excess of net assets acquired by considering such factors as historical performance, current operating results and future operating income. At each balance sheet date, the Company evaluates the realizability of cost in excess of net assets acquired based upon estimated nondiscounted cash flows. Based upon its most recent analysis, the Company believes that no material impairment of cost in excess of net assets acquired exists at December 31, 1996 or June 30, 1997. Based on this periodic review, management believes that the carrying value of cost in excess of net assets acquired is reasonable and the amortization period is appropriate. Amortization expense on cost in excess of net assets acquired for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996 and 1995 totaled $17,082, $17,082, $34,162 and $34,162, respectively.

     Other assets include cash surrender value of life insurance.

DUE TO PAGES

     Amounts due to Pages are net borrowings which occurred in the ordinary course of business. No interest has been recorded on the outstanding balance (See Notes 2 and 5).

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     The Company employs SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the liability method is used in accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. As noted above, the Company was a wholly-owned subsidiary of Pages through December 31, 1996 when a tax-free spin off was completed. The Company was included in Pages consolidated income tax returns for 1996 and 1995.

PER SHARE DATA

     Per share amounts have been computed based on the weighted average number of common shares outstanding during the period, and have been adjusted to give retroactive effect to the distribution of shares to Pages' stockholders and to the 8% stock dividend paid to stockholders of record on July 16, 1997. The common stock equivalents (stock options) outstanding would be anti-dilutive for the six months ended June 30, 1997. No options were outstanding at December 31, 1996.

PROFIT SHARING PLANS

     The Company has a noncontributory profit sharing retirement plan (the "Plan"), covering a significant number of employees for which accrued costs are funded. Company contributions to the Plan are discretionary. There were no Company contributions for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996 and 1995.

COMMON AND PREFERRED STOCK

     The Company increased its common shares authorized from 334.91 to 5,000,000 on November 12, 1996 while decreasing par value from $100.00 to $.01 per share. Additionally, 300,000 shares of preferred stock $.01 par value was authorized. On May 21, 1997, the Company declared an 8% stock dividend to stockholders of record on July 16, 1997 and all stock related data reflects the stock dividend for all periods presented. The stock dividend excluded all stock option plans.

PUBLIC OFFERING

     On July 7, 1997, the Board of Directors authorized the Company to proceed with an offering of 862,500 Units (750,000 Units to the public and 112,500 Units to the underwriter as an "Over-allotment Option"). Additionally, the Underwriter was granted an option (the "Underwriter's Option") to purchase 75,000 Units. A unit consists of one share of Common Stock and two Class A Warrants to purchase one share per Warrant of common stock.

STOCK OPTIONS

     The Company has adopted a 1996 Incentive Stock Option Plan ("Incentive Plan") effective January 1, 1997 and amended on March 12, 1997 which provides for the grant, at the discretion of the Board of Directors, of options to purchase up to 85,000 shares of common stock to key employees of the Company. It is intended that options granted under such Plan qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

     The Company has also adopted a Non-Employee Director Stock Option Plan ("Director Plan"), which provides for the grant, at the discretion of the Company's Board of Directors, of options to purchase up to 40,000 shares of common stock upon such terms as are determined by the Board in its discretion.

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     During the six months ended June 30, 1997, options were granted under the Incentive Plan and under the Director Plan as shown on the following table. The ending and average market price of the Company's stock for the six months ended June 30, 1997 was $5.25 and $3.91, respectively.

INCENTIVE PLAN

                                                              SHARES RESERVED   EXERCISE
DATED GRANTED OR ISSUED                                       AND EXERCISABLE    PRICE
-----------------------                                       ---------------   --------
January 17, 1997............................................      29,500         $4.00
March 12, 1997..............................................      40,000         $3.50
March 26, 1997..............................................       5,000         $4.00
                                                                  ------
          Total Incentive Plan Options......................      74,500
                                                                  ======

DIRECTOR PLAN

DATED GRANTED OR ISSUED
-----------------------
June 25, 1997...............................................      10,000         $4.50
                                                                  ======
          Total Director Plan Options.......................      10,000
                                                                  ------
          Total Options Outstanding June 30, 1997...........      84,500
                                                                  ======

     On July 17, 1997, the Company agreed to grant to Mr. Davis, President, performance options to purchase 200,000 shares of Company Common Stock, 50,000 of which will be granted if the Company has pre-tax earnings of at least $1 million in any fiscal year, 75,000 of which will be granted if the Company has pre-tax earnings of at least $1.5 million in any fiscal year, and 75,000 of which will be granted if the Company has pre-tax earnings of at least $2 million in any fiscal year, in each case as long as Mr. Davis was employed by the Company at the end of the applicable fiscal year. The performance options are exercisable at the market price of the Common Stock at the date of the grant, which will be the date that the Company files its Form 10-K with its audited financial statements showing that the required earnings plateau is satisfied.

LONG-LIVED ASSETS

     The Financial Accounting Standards Board has issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which requires adoption in 1996. The general requirements of SFAS No. 121 apply to the fixed and intangible assets of the Company and require impairment to be considered whenever assets are disposed of or whenever events or change in circumstances indicate that the carrying amount of the asset will not be recoverable based on expected future cash flows of the asset. The adoption of SFAS No. 121 in 1996 did not have any impact on the Company's financial position or results of operations at December 31, 1996 or June 30, 1997.

STOCK BASED COMPENSATION

     The Company has adopted the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees" which utilizes the intrinsic value based method. The Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation", which utilizes a fair value based method is effective for the Company's year beginning January 1, 1996. The FASB requires disclosure for new employee stock options of the impact to the financial statements of utilizing the intrinsic value versus the fair value based method.

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company utilizes the intrinsic value method under APB No. 25 to account for employee stock options. If the Company had utilized the fair value based method under FASB No. 123, the impact would not be significant to the financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of amounts reported in the financial statements have been determined using available market information and valuation methodologies, as applicable. The carrying value of all current assets and liabilities approximates the fair value because of their short term nature. The fair values of non-current assets and liabilities approximate their carrying value based on current market prices.

RECLASSIFICATIONS

     Certain prior years' amounts have been reclassified to conform with the current year's presentation.

2.  DEBT OBLIGATIONS

     Short-term debt obligations consisted of the following:

                                                               JUNE 30,    DECEMBER 31,
                                                                 1997          1996
                                                              ----------   ------------
Line of credit with interest at prime plus 1 percent;
  interest payable monthly, maturing on June 30, 1998 after
  amendment on June 30, 1997, collateralized by
  substantially all assets of the Company ($3,095,985
  available at June 30, 1997)...............................  $1,404,015    $3,669,746
Subordinated Debenture......................................  $  100,000            --

     The interest rate for the line as of June 30, 1997 and 1996 and December 31, 1996 was prime plus 1 percent. As of December 31, 1996, the line was due in full by June 30, 1997, subject to annual renewals.

     The prime interest rate at June 30, 1997 and 1996 and December 31, 1996 was 8 1/2, 8 1/4 and 8 3/4 percent, respectively.

     Effective December 31, 1996, and as amended June 30, 1997, the Company has obtained a revolving line of credit for $4.5 million. Under the credit facility, borrowings are limited to the sum of 80% of the Company's accounts receivable less than 90 days old plus 60% of eligible inventory, plus 75% of the appraised value of the Company's real estate. Eligible inventory is limited to $3.5 million from January through May, and $4.5 million from June through December. To the extent that the Company has unused availability on this total borrowing base, which may exceed the $4.5 million without limit, Pages may utilize up to $5 million of the unused total availability. Therefore, the Company's access to it's full line will be limited to the extent of the difference between the Company's total borrowing base and Pages' usage of the total availability. As of June 30, 1997, the entire $4.5 million borrowing base was available to the Company.

     The credit facility has an expiration date of June 30, 1998 and will bear interest at the lender's prime rate of interest plus one percent, floating daily. All business assets of the Company are pledged as collateral for the credit facility. The credit facility also includes certain financial covenants, including covenants the Company maintain certain financial ratios including a minimum tangible capital base and a minimum net profit from operations. In addition, the credit facility contains limitations on capital expenditures, dividends, fixed asset sales, loans and/or advances to shareholders and employees and restrictions on operating leases.

     Effective January 1, 1997, the Company also entered into a $5 million 7% subordinated debenture with Pages subsequent to the Distribution in satisfaction of amounts due to Pages by the Company. The $875,025 excess of the $5,000,000 subordinated debenture over the amount due Pages at the time of distribution was recorded as a reduction of capital in excess of par. Principal payments will be $100,000 per year for the first

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

four years, with a balloon payment due at the end of the fifth year for the remaining principle balance. Interest will be 7% per annum and the interest will be payable quarterly.

3.  COMMITMENTS AND CONTINGENCIES

     The Company is obligated under various noncancelable operating leases. Operating leases are principally for office and warehouse facilities, equipment and vehicles. Rent expense under operating leases amounted to $84,541, $82,137, $144,719 and $151,608, for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996 and 1995, respectively. The approximate future minimum rentals under non-cancelable operating leases during subsequent fiscal years are as follows:

YEAR ENDED DECEMBER 31,
-----------------------
1997........................................................  $ 94,130
1998........................................................    24,988
1999........................................................     9,109
                                                              --------
                                                              $128,227
                                                              ========

     The Company is also involved in certain legal proceedings in the ordinary course of its business which, if determined adversely to the Company would, in the opinion of management, not have a material adverse effect on the Company or its operations.

4.  INCOME TAXES

     As discussed in Note 1, the Company was included in Pages consolidated income tax return for 1996 and 1995.

     Temporary differences between income for financial reporting purposes and tax reporting purposes relate primarily to accounting methods for inventory costs, accrued and prepaid expenses and reserves, and depreciation.

     For the years presented, the (benefit) provision for income taxes consisted of the following:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
Current.....................................................          --             --
Deferred
  Federal...................................................   $(165,850)     $(211,300)
  State and Local...........................................     (29,250)       (37,300)
                                                               ---------      ---------
          Net deferred benefit..............................   $(195,100)      (248,600)
                                                               ---------      ---------
          Net benefit for taxes.............................   $(195,100)     $(248,600)
                                                               =========      =========

                           CASCO INTERNATIONAL, INC.
                          (FORMERLY CA SHORT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     For the years presented, a reconciliation of income taxes based upon the application of the federal statutory tax rate is as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
Benefit for taxes at statutory rate.........................   $(198,300)     $(229,000)
  Change in effective tax rate..............................          --             --
  Goodwill amortization.....................................      13,650         13,650
  State taxes net of federal benefit........................     (34,950)       (40,550)
  Other.....................................................      24,500          8,200
                                                               ---------      ---------
          Total benefit for income taxes....................   $(195,100)     $(248,600)
                                                               =========      =========

     The components of net deferred taxes are as follows:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Assets:
  Inventory costs capitalized for tax purposes..............   $ 101,150
  Accruals and reserves to be expensed as paid for tax
     purposes...............................................      85,200
  Other.....................................................       7,850
  Net operating loss carryforwards..........................     207,850
                                                               ---------
          Deferred tax asset................................     402,050
Liabilities:
  Excess of tax over financial accounting depreciation and
     amortization...........................................    (725,700)
                                                               ---------
          Net deferred tax liability........................   $(323,650)
                                                               =========

     At December 31, 1996, the Company has operating loss carryforwards of approximately $520,000 available, which will expire, if unused, beginning in 2010.

5.  RELATED PARTY TRANSACTIONS

     For the years ended 1996 and 1995 Pages has provided services to and incurred costs on behalf of the Company. Prior to the Distribution, Pages' management fee was intended to encompass the element of Pages' financing costs to provide non-interest bearing advances to the Company. Such element approximated $450,000 and $450,000, respectively, based on the prime interest rate as applied to the average outstanding balance due to Pages for the years ended December 31, 1996 and 1995. The remaining costs are for certain services, including, but not limited to, administrative services, transportation, tax services, accounting and reporting, management consultation, legal services, and general corporate expenses, which have also been allocated to the Company. The allocation of costs and expenses for these services were based on methods that management believes are reasonable. The portion of such costs which management believes will continue to be incurred subsequent to the Distribution approximates $30,000 annually. The balance of nonrecurring costs relates to duplicative management responsibilities for financing and operating activities, as well as other transportation and administrative costs eliminated by the Distribution. See note 2 regarding additional changes as a result of the Distribution.

     Pages allocated general corporate expenses to the Company for the six months ended June 30, 1996 and the years ended December 31, 1996 and 1995 in the amounts of $250,000, $500,000 and $500,000, respectively.

             ======================================================

  NO UNDERWRITER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. ANY MATERIAL MODIFICATION OF THE OFFERING WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO THE REGISTRATION STATEMENT. IN ADDITION, THE RIGHT IS RESERVED BY THE COMPANY TO CANCEL ANY CONFIRMATION OF SALE PRIOR TO THE RELEASE OF FUNDS, IF, IN THE OPINION OF THE COMPANY, COMPLETION OF SUCH SALE WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., WASHINGTON, D.C. 20006.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Market Matters........................    13
Use of Proceeds.......................    14
Capitalization........................    15
Dividend Policy.......................    15
Selected Financial Data...............    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    17
Business..............................    21
Management............................    25
Principal Stockholders................    28
Description of Securities.............    29
Shares Eligible for Future Sale.......    31
Underwriting..........................    32
Legal Matters.........................    35
Change of Accountants.................    35
Experts...............................    35
Available Information.................    35
Index to Financial Statements.........   F-1

             ======================================================
             ======================================================
                                 750,000 UNITS
                            EACH UNIT CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                      AND TWO REDEEMABLE CLASS A WARRANTS
                                     CASCO
                                 INTERNATIONAL,
                                      INC.
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                                    BILTMORE
                                SECURITIES, INC.
                                     , 1997
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation (the "Certificate") provides that a Director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, (a) for any breach of the duty of loyalty; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (c) for liability under Section 174 of the Delaware General Corporation Law (the "Delaware GCL") (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (d) for any transaction from which the Director derived any improper personal benefit. The Company's Certificate, provides that the Company shall indemnify each Director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent authorized by the Delaware GCL.

     The Company's Bylaws, provide, in general, that the Company shall indemnify its directors and officers and officers under the circumstances specified in the Delaware GCL and give authority to the Company to purchase insurance with respect to such indemnification.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered hereby.

SEC Registration Fee........................................  $  4,600.00
NASD Fee....................................................     2,100.00
Nasdaq listing Fee..........................................    23,000.00
Accounting Fees and Expenses................................    50,000.00
Legal Fees and Expenses.....................................    35,000.00
Printing and Engraving Expenses.............................    50,000.00
Blue Sky Fees and Expenses (including Legal Fees)...........    65,000.00
Transfer Agent and Registrar Fees and Expenses..............     2,500.00
Miscellaneous...............................................    52,800.00
                                                              -----------
          TOTAL.............................................  $285,000.00
                                                              ===========

     The Registrant will bear all expenses listed above.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The Company granted options to certain of its key employees and to its directors pursuant to its 1996 Incentive Stock Option Plan and its Non-Employee Director Stock Option Plan as follows:

          1996 Incentive Stock Option Plan: options to purchase 29,500 shares of Company Common Stock were granted on January 17, 1997, at an exercise price of $4.00 per share, options to purchase 40,000 shares of Company Common Stock were granted on March 12, 1997 at an exercise price of $3.50 per share, and an option to purchase 5,000 shares of Company common stock was granted on March 26, 1997 at an exercise price of $4.00 per share.

          Non-employee Director Stock Option Plan: options to purchase 10,000 shares of Company Common Stock were granted on June 25, 1997, at an exercise price of $4.50 per share.

     All of the foregoing options were granted pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933 to persons who were, at the time of grant, key employees and/or directors of the Company.

ITEM 27.  EXHIBITS

1+              --   Form of Underwriting Agreement
3(i)(1)         --   Certificate of Incorporation
3(ii)(1)        --   Bylaws
4.1(1)          --   Specimen Stock Certificate
4.2+            --   Form of Warrant Agreement
4.3+            --   Form of Underwriter's Option
5+              --   Form of Legal Opinion of Johnson, Blakely, Pope, Bokor,
                     Ruppel & Burns, P.A. concerning the legality of the
                     securities being offered
10.1(1)         --   Form of Distribution Agreement
10.2(1)         --   1996 Incentive Stock Option Plan
10.3(1)         --   Subordinated Debenture
10.4(1)         --   Security Agreement
10.5(1)         --   Huntington Loan Documents:
  10.5.1(1)     --   Loan and Security Agreement
  10.5.2(1)     --   Revolving Note
  10.5.3(1)     --   Commercial Letter of Credit Reimbursement Agreement
  10.5.4(1)     --   Deed of Trust, Assignment of Rents and Security Agreement
  10.5.5(1)     --   Debt Subordination and Intercreditor Agreement
  10.5.6+       --   First Amendment to Loan and Security Agreement
  10.5.7+       --   Note Modification and Extension Agreement
10.6(1)         --   Non-Employee Director Stock Option Plan
10.7+           --   Agreement to grant Performance Options
10.8+           --   Amendment to 1996 Incentive Stock Option Plan(2)
10.9+           --   Form of Warrant Exercise Fee Agreement
11+             --   Statement re: Computation of per share Earnings
23.1+           --   Consent of Johnson, Blakely, Pope, Bokor, Ruppel & Burns,
                     P.A. (included in Exhibit 5)
23.2+           --   Consent of Hausser + Taylor
24+             --   Power of Attorney (included in signature page)

---------------

(1) Incorporated by reference to the Company's Registration Statement on Form 10, File Number 0-21717, filed in Washington, D.C.
(2) Incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, filed in Washington, D.C.
 +  Previously Filed

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule L 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) That for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

          (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby further undertakes:

          (1) That for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of Amendment No. 3 filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Shelby, State of North Carolina on September 12, 1997.


                                          CASCO INTERNATIONAL, INC.

                                          By:     /s/ CHARLES R. DAVIS
                                            ------------------------------------
                                                Charles R. Davis, President


     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on September 12, 1997, by the following persons in the capacities indicated and each of the undersigned persons, in any capacity, hereby severally constitutes S. Robert Davis and Charles R. Davis, and each of them singularly, his true and lawful attorney with full power to them and each of them to sign for him and in his name and in the capacity indicated below, this Registration Statement and any and all amendments thereto.



                   SIGNATURE                                    CAPACITY                       DATE
                   ---------                                    --------                       ----

              /s/ S. ROBERT DAVIS*                  Chairman of the Board and           September 12, 1997
------------------------------------------------      Director
                S. Robert Davis

              /s/ CHARLES R. DAVIS                  President and Director              September 12, 1997
------------------------------------------------      (principal executive officer)
                Charles R. Davis

              /s/ JEFFREY A. ROSS*                  Chief Financial Officer             September 12, 1997
------------------------------------------------      (principal financial officer
                Jeffrey A. Ross                       and principal accounting
                                                      officer)

             /s/ ROBERT V. BOYLAN*                  Chief Operating Officer and         September 12, 1997
------------------------------------------------      Director
                Robert V. Boylan

             /s/ DAVID J. RICHARDS*                 Director                            September 12, 1997
------------------------------------------------
               David J. Richards

           /s/ MICHAEL P. BEAUCHAMP*                Director                            September 12, 1997
------------------------------------------------
              Michael P. Beauchamp

           *By: /s/ CHARLES R. DAVIS
   ------------------------------------------
                Charles R. Davis
               (Attorney-in-fact)

                               INDEX TO EXHIBITS

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                            NUMBERED
   NUMBER                                    DESCRIPTION                               PAGE
------------                                 -----------                           ------------
1+              --   Form of Underwriting Agreement
3(i)(1)         --   Certificate of Incorporation
3(ii)(1)        --   Bylaws
4.1(1)          --   Specimen Stock Certificate
4.2+            --   Form of Warrant Agreement
4.3+            --   Form of Underwriter's Option
5+              --   Form of Legal Opinion of Johnson, Blakely, Pope, Bokor,
                     Ruppel & Burns, P.A. concerning the legality of the
                     securities being offered
10.1(1)         --   Form of Distribution Agreement
10.2(1)         --   1996 Incentive Stock Option Plan
10.3(1)         --   Subordinated Debenture
10.4(1)         --   Security Agreement
10.5(1)         --   Huntington Loan Documents:
  10.5.1(1)     --   Loan and Security Agreement
  10.5.2(1)     --   Revolving Note
  10.5.3(1)     --   Commercial Letter of Credit Reimbursement Agreement
  10.5.4(1)     --   Deed of Trust, Assignment of Rents and Security Agreement
  10.5.5(1)     --   Debt Subordination and Intercreditor Agreement
  10.5.6+       --   First Amendment to Loan and Security Agreement
  10.5.7+       --   Note Modification and Extension Agreement
10.6(1)         --   Non-Employee Director Stock Option Plan
10.7+           --   Agreement to grant Performance Options
10.8+           --   Amendment to 1996 Incentive Stock Option Plan(2)
10.9+           --   Form of Warrant Exercise Fee Agreement
11+             --   Statement re: Computation of per share Earnings
23.1+           --   Consent of Johnson, Blakely, Pope, Bokor, Ruppel & Burns,
                     P.A. (included in Exhibit 5)
23.2+           --   Consent of Hausser + Taylor
24+             --   Power of Attorney (included in signature page)

---------------

(1) Incorporated by reference to the Company's Registration Statement on Form 10, File Number 0-21717, filed in Washington, D.C.
(2) Incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, filed in Washington, D.C.
 +  Previously Filed